Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LEASE AND LEASE AGREEMENT

Between

210 ASSOCIATES LIMITED PARTNERSHIP

The Landlord

And

ACADIA PHARMACEUTICALS INC.

The Tenant

For Leased Premises In

210 Carnegie Center

Princeton, New Jersey

May 15, 2025

Prepared by:

Gregory S. Ricciardi

BXP

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TABLE OF CONTENTS

24 Termination of the Term……………………………………………………………………………….41

25 Mortgage and Underlying Lease Priority……………………………………………………………....42

26 Transfer by Landlord ………………………………………………………………………………….42

27 Indemnification…………………………………………………………………………………….…..43

28 Parties' Liability………………………………………………………………………………………..45

29 Security Deposit………………………………………………………………………………………..47

33 Appraisal, Waiver of Jury Trial and Arbitration……………………………………………………….51

34 Severability…………………………………………………………………………………………… 52

35 Notices…………………………………………………………………………………………………52

36 Captions………………………………………………………………………………………………..53

37 Counterparts……………………………………………………………………………………………53

38 Applicable Law………………………………………………………………………………………...53

39 Exclusive Benefit………………………………………………………………………………………53

40 Successors……………………………………………………………………………………………...53

41 Amendments……………………………………………………………………………………….......53

42 Waiver.…………………………………………………………………………………….….….….....53

43 Course of Performance………………………………………………………………………………....53

44 Landlord’s Concessions………………………………………………………………………………..54

45 Electronic Signatures…………………………………………………………………………………..59

46 Deemed Approval…………………………………………………………………………………….. 59

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TABLE OF EXHIBITS

Exhibit

Leased Premises Floor Space Diagram . . . .. . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . A

Property Description . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. B

Building Description . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C

Building Rules and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D

Definitions and Index of Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E

Janitorial Services Description . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F

Space Plan . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . .. . . . . . . . H

Capital Expenditure – Useful Life Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I

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LEASE AND LEASE AGREEMENT, dated as of May 15, 2025, between 210 Associates Limited Partnership, a New Jersey limited partnership with offices c/o Boston Properties Limited Partnership at 101 Carnegie Center, Suite 104, Princeton, New Jersey 08540 (the "Landlord"), and ACADIA Pharmaceuticals Inc., a Delaware corporation, with its principal office at 12830 El Camino Real, Suite 400, San Diego, California 92130 (the "Tenant").

Subject to all the terms and conditions set forth below, the Landlord and the Tenant hereby agree as follows:

1 Definitions. Certain terms and phrases used in this Agreement (generally those whose first letters are capitalized) are defined in Exhibit E attached hereto and, as used in this Agreement, they shall have the respective meanings assigned or referred to in that exhibit.

2 Lease of the Leased Premises.

2.1 The Landlord shall, and hereby does, lease to the Tenant, and the Tenant shall, and hereby does, accept and lease from the Landlord, the Leased Premises during the Term. The Leased Premises consist of 52,771 square feet of gross rentable floor space on the entire second floor and a portion of the third floor of 210 Carnegie Center, which Leased Premises includes exclusive access to the outdoor terrace on the second floor, as more fully described in the definition of Leased Premises set forth in Exhibit E attached hereto.

2.2 The Landlord shall, and hereby does, grant to the Tenant, and the Tenant shall, and hereby does, accept from the Landlord, the non-exclusive right to use the Common Facilities during the Term for itself, its employees, other agents and Guests in common with the Landlord, any tenants of Other Leased Premises, any of their respective employees, other agents and guests and such other persons as the Landlord may, in the Landlord's reasonable discretion, determine from time to time.

2.3 In the event that the Tenant exercises the Right to Lease Additional Space in accordance with the terms and conditions of subsection 44.2 of this Agreement, the Landlord shall lease to the Tenant, and the Tenant shall accept and lease from the Landlord, the subject Additional Leased Premises from the respective commencement date thereof for the term provided in subsection 44.2 of this Agreement.

2.4 In the event that the Tenant exercises the Right of First Offer in accordance with the terms and conditions of subsection 44.3 of this Agreement, the Landlord shall lease to the Tenant, and the Tenant shall accept and lease from the Landlord, the subject ROFO Premises from the respective commencement date thereof for the term provided in subsection 44.3 of this Agreement.

3 Rent.

3.1 The Tenant shall punctually pay the Rent for the Leased Premises for the Term to the Landlord in the amounts and at the times set forth below, without bill or other demand and without any offset, deduction or, except as may be otherwise specifically set forth in this Agreement, abatement whatsoever.

3.2 The Basic Rent for the Leased Premises during the Initial Term shall be at the rate per year set forth below:

Period	Annual Rental Rate

Rent Concession Period (Two Months)	$0
Rent Commencement Date through Lease Year One	$1,899,756.00

Lease Year Two	$1,926,141.50
Lease Year Three	$1,952,527.00
Lease Year Four	$1,978,912.50
Lease Year Five	$2,005,298.00

Lease Year Six	$2,031,683.50

Lease Year Seven	$2,058,069.00

Lease Year Eight	$2,084,454.50

Lease Year Nine	$2,110,840.00

Lease Year Ten	$2,137,225.50

Lease Year Eleven	$2,163,611.00

Lease Year Twelve	$2,189,996.50

The annual rate of Basic Rent for the Leased Premises during any Renewal Term shall be calculated as set forth in subsection 6.3 of this Agreement. During the Rent Concession Period, Tenant shall be responsible only for Tenant Electric charges at the rate of $[**] per rentable square foot per year, and janitorial charges. For the avoidance of doubt, during the Rent Concession Period, the Tenant shall not be responsible for Basic Rent, Additional Rent, or any other charges except as provided for in this paragraph.

Except where caused by Tenant Delay or in connection with a holdover in the Tenant’s leased premises with Landlord’s Affiliate in 502 Carnegie Center, the Tenant shall not be obligated to make rent payments under this Agreement until the Tenant's obligation to make rent payments under the Existing Lease has terminated, thereby preventing any overlap in rent payments of the two lease agreements.

3.3 The Tenant shall punctually pay the applicable Basic Rent in equal monthly installments in advance on the first day of each month during the Term, with the exception of Basic Rent for the first full calendar month of the Initial Term immediately following the Rent Commencement Date (if the Rent Commencement Date occurs on other than the first day of a calendar month) or for the first full calendar month of the Initial Term commencing on the Rent Commencement Date (if the Rent Commencement Date occurs on the first day of a calendar month), and for any period of less than a full calendar month at the beginning of the Term commencing on the Rent Commencement Date. The Tenant shall pay the Basic Rent for the first full calendar month of the Initial Term immediately following the Rent Commencement Date (if the Rent Commencement Date occurs on other than the first day of a calendar month) or for the first full calendar month of the Initial Term commencing on the Rent Commencement Date (if the Rent Commencement Date occurs on the first day of a calendar month) upon execution and delivery of this Agreement. The Tenant shall punctually pay the Basic Rent for a period of less than a full calendar month at the beginning of the Term commencing on the Rent Commencement Date on the Rent Commencement Date.

3.4 The Basic Rent and the Additional Rent for any period of less than a full calendar month shall be prorated. In the event that any installment of Basic Rent cannot be calculated by the time payment is due, such portion as is then known or calculable shall be then due and payable; and the balance shall be due upon the Landlord's giving thirty (30) days prior written notice to the Tenant of the amount of the balance due.

3.5 The Additional Rent for the Leased Premises during the Term shall be promptly paid by the Tenant in the respective amounts and at the respective times set forth in this Agreement.

3.6 That portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due (or by the fifth day after the day it is first due in the case of the first payment in any period of twelve consecutive calendar months that is not paid on the day it is first due) shall incur a late charge equal to the sum of: (i) [***] ([***]%) percent of that portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due (or by the fifth day after the day it is first due in the case of the first payment in any period of twelve consecutive calendar months that is not paid on the day it is first due) and (ii) interest on that portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due (or by the fifth day after the day it is first due in the case of the first payment in any period of twelve consecutive calendar months that is not paid on the day it is first due) at the Base Rate(s) in effect from time to time plus [***] additional percentage points from the day such portion is first due through the day of receipt thereof by the Landlord. Any such late charge due from the Tenant shall be due within thirty (30) days following delivery to Tenant of the Landlord’s invoice therefor.

3.7 Any amount of Rent or other amount which is due upon execution and delivery of this Agreement shall be paid by the Tenant to the Landlord through the Boston Properties on-line Tenant Portal for which an invite will be sent to Tenant from the VersaPay ARC platform from the email address [***] (please contact Landlord at [***] with any inquiries respecting VersaPay); or either (i) electronic funds (ACH) transfer to Bank of America (Dallas, Texas), [***], (ii) overnight courier to Bank of America Wholesale Lockbox, Boston Properties Limited Partnership [***], or (iii) mail to Boston Properties Limited Partnership, [***]. By notice to the Tenant from time to time, the Landlord may change the foregoing payment instructions with regard to amounts not previously paid.

3.8 If any sum payable by the Tenant under this Agreement is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of the Landlord hereunder, the Landlord shall be entitled (i) to impose a returned check charge of [***] Dollars ($[***]) to cover the Landlord's administrative expenses and overhead for processing, and (ii) after the second occurrence of a returned check in any twelve (12) month period, or after a third occurrence over the Term, to require that all future payments be remitted by ACH or wire transfer, money order, or cashier's or certified check.

4 Term.

4.1 The Initial Term shall commence on the Commencement Date and shall continue for twelve (12) years and two (2) full Calendar months, unless sooner terminated in accordance with section 24 or subsection 44.4 of this Agreement. The Term shall commence on the Commencement Date and shall continue until the later of the conclusion of the Initial Term or the conclusion of any Renewal Term, unless sooner terminated in accordance with section 24 or subsection 44.4 of this Agreement.

4.2.1 Unless the condition contemplated by subsection 4.3 of this Agreement occurs, the Commencement Date shall be the Substantial Completion Date, adjusted to an earlier date to compensate the Landlord for the cumulative number of days of Tenant Delay.

4.2.2 The target Commencement Date is January 1, 2026 (the “Target Date”), and Landlord shall use commercially reasonable efforts to cause the Substantial Completion Date to occur by no later than July 1, 2026 (the “Latest Target Completion Date”).

4.2.3 For purposes of this Agreement, “Landlord Delay” shall mean delays solely caused by factors within the Landlord's reasonable control, specifically excluding any delays outside the Landlord's reasonable control, including, without limitation, delays caused by Force Majeure events or Tenant Delay.

4.2.4 If, due solely as a result of Landlord Delay, the Substantial Completion Date does not occur by the Latest Target Completion Date, then Tenant shall automatically be entitled to a per diem rent credit (the “Delay Rent Credit”) equal to the number of days in the period commencing on the Latest Target Completion Date and ending on the date upon which Landlord causes the Substantial Completion Date to actually occur (which Delay Rent Credit may be applied by Tenant against the next installments of Basic Rent payable under this Lease and, at Tenant’s option, before or after the expiration of any other offsets, abatements or credits in Tenant’s favor). To the extent Landlord relies on a Force Majeure event to delay performance of its obligation to deliver the Leased Premises, Landlord shall give Tenant notice within 10 days of the commencement of the Force Majeure event, explaining the nature or cause of the delay and stating the period of time the delay is expected to continue. The Tenant’s right to receive the Delay Rent Credit under this Section 4.2.4 is in addition to, and not in limitation of, the Tenant’s right to terminate this Lease as set forth below in Section 4.2.5.

4.2.5 Notwithstanding anything to the contrary contained herein, if, due solely to Landlord Delay, Substantial Completion has not occurred by the date (the “Landlord Delay Termination Date”) that is twenty four (24) months after the Target Date, Tenant shall have the right, at its sole option, to terminate this Lease upon written notice to Landlord given at any time prior to Substantial Completion. Upon such termination, neither party shall have any further rights or obligations under this Lease except for: (a) those obligations that expressly survive termination, (b) any prepaid rent or security deposit shall be promptly returned by Landlord to Tenant, and (c) Tenant and Landlord shall each be responsible for fifty percent (50%) of the actual, documented third-party reasonable costs incurred in preparing the Leased Premises as of the date Tenant elects to terminate the Lease, including but not limited to costs of construction, materials, labor, and all fees of both parties’ architects, attorneys, and contractors. Any such costs paid by either party in excess of its share shall be promptly reimbursed by the other party within thirty (30) days of written demand and reasonable supporting documentation.

4.2.6 In addition to the foregoing right for Tenant to terminate under Section 4.2.5, notwithstanding the cause of delay (whether as a result of Force Majure, Tenant Delay, Landlord Delay, or otherwise), if Substantial Completion has not occurred by the date (the “Latest Outside Termination Date”) that is thirty six (36) months after the Target Date, either Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other party given at any time prior to Substantial Completion. Upon such termination, neither party shall have any further rights or obligations under this Lease except for: (a) those obligations that expressly survive termination, (b) any prepaid rent or security deposit shall be promptly returned by Landlord to Tenant, and (c) Tenant and Landlord shall each be responsible for fifty percent (50%) of the actual, documented third-party reasonable costs incurred in preparing the Leased Premises as of the date of such termination, including but not limited to costs of construction, materials, labor, and all fees of both parties’ architects, attorneys, and contractors. Any such costs paid by either party in excess of its share shall be promptly reimbursed by the other party within thirty (30) days of written demand and reasonable supporting documentation. For the avoidance of doubt, the cost allocation 50% split and reimbursement provisions set forth in Section 4.2.5(c) and the final sentence of Section 4.2.5 shall apply equally to any termination under this Section 4.2.6.

4.3 In the event the Tenant takes possession of, or occupies, the Leased Premises for the conduct of business earlier than the Substantial Completion Date, the Commencement Date shall be the first date of such earlier taking of possession or occupancy, as adjusted to an earlier date to compensate the Landlord for the cumulative number of days of Tenant Delay, if any. The Tenant or its agents or contractors entering the Leased Premises in accordance with this Agreement to install tenant finishes, improvements, fixtures and furniture or otherwise prepare the Leased Premises shall not constitute taking possession or occupancy.

4.4 Once it is ascertained in accordance with subsections 4.2 and 4.3 of this Agreement, the Landlord shall give prompt notice of the Commencement Date to the Tenant; and if the Tenant does not object thereto by notice given (which may be by e-mail) to the Landlord within ten (10) business days of the Landlord's notice, the date set forth in the Landlord's notice shall thereafter be conclusively presumed to be the Commencement Date.

4.5 The Rent Commencement Date shall be that date which is the day immediately following the expiration of the “Rent Concession Period”, as hereinafter defined. The period from and including the Commencement Date through the day preceding the Rent Commencement Date (the “Rent Concession Period”) shall be two (2) months.

5 Preparation of the Leased Premises.

5.1 The Tenant shall accept the Leased Premises on the Commencement Date in its then “AS IS” condition, provided same is vacant, broom clean, free of all tenancies and occupancies (other than the Tenant’s rights hereunder) and in compliance with all applicable laws and free and clear of all Hazardous Materials, and with Landlord’s performance of Tenant Buildout substantially completed and shall be with all Building Systems in proper working order and the Leased Premises and Building in material compliance with all applicable laws. Landlord shall cause all warranties of the general contractor and other contractors and suppliers performing the work for Tenant’s Buildout to extend to Tenant and to be for not less than one year after the Commencement Date.

5.2 Subject to reimbursement from the Landlord’s Contribution as defined in Section 5.9, Landlord shall obtain, at Tenant’s expense, the Tenant Plan. The Tenant Plan shall be prepared consistently with the Building plans and specifications and the Landlord’s tenant fitout and alteration guidelines in effect and in accordance with the Space Plan prepared by Ware Malcomb dated December 6, 2024, attached hereto as Exhibit H. The Tenant shall select the colors of the paint to be applied and the flooring to be installed as part of the Tenant’s Buildout from the Landlord’s samples within fifteen (15) business days of the execution of the Lease (provided that the Tenant shall have been provided the paint color options at least a reasonable amount of time prior to the execution of this Agreement). Notwithstanding anything contained in this subsection 5.2 to the contrary, the Landlord's review and approval of the Tenant Plan and consent to perform work described therein, shall be for the sole purpose set forth above and shall not imply the Landlord's review of the same, or obligate the Landlord to review the same, for quality, design sufficiency, completeness, compliance with applicable governmental laws, rules, regulations and building codes or any requirements of insurers of the Building and the other requirements of this Agreement with respect to the Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of the Tenant’s obligations under this Agreement with respect to applicable governmental laws, rules, regulations and building codes and Insurance Requirements first enacted after the Commencement Date. Accordingly, notwithstanding that any Tenant Plan is reviewed by the Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to the Tenant by the Landlord or the Landlord's space planner, architect, engineers, and consultants, the Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Tenant Plan.

5.3 Within fifteen (15) business days after the receipt by the Landlord of the final Tenant Plan, the Landlord shall solicit bids using an “open book” bidding process for the construction of the work called for by the Tenant Plan from at least three general contractors. The Landlord and the Tenant shall promptly review the bids after receipt. Following bid review and qualification for the Tenant’s Buildout, the Landlord and the Tenant shall promptly select in a writing the best qualified and quantified general contractor; but if the Landlord and the Tenant are unable to agree upon the selection of the best qualified and quantified general contractor by the end of the bid review and qualification period for the Tenant’s Buildout, the selection of the best qualified and quantified general contractor to be awarded the contract for the Tenant’s Buildout shall be made by the Landlord acting in good faith in its sole, reasonable discretion.

5.4 The Landlord shall give notice to the Tenant of the Landlord’s price to the Tenant to perform the Tenant’s Buildout utilizing the general contractor selected in accordance with subsection 5.3 of this Agreement. The Landlord’s price shall include [***] percent of the Landlord’s general contractor’s aggregate price (which shall include additional costs of any change orders) for the Tenant’s Buildout as the Landlord’s combined construction supervision and design review supervision fee. In accordance with Section 5.9, the Landlord shall pay the cost of the design and construction of the Tenant’s Buildout up to the maximum amount of $5,277,100.00 (the “Landlord’s Contribution”). In addition, Tenant may at its option, exercisable at the time Landlord awards the Tenant’s Buildout to the contractor in accordance with Section 5.3, request up to $2,638,550.00, as additional Landlord’s Contribution to be applied in accordance with Section 5.10 (the “Supplemental Contribution”), provided however, that Tenant shall be required to pay back any and all Supplemental Contribution paid by Landlord for the Tenant’s Buildout as Additional Rent bearing an interest rate of eight percent (8%). Tenant’s repayment of the Supplemental Contribution shall be billed as Additional Rent on a monthly basis amortized over the Initial Term until such time as the Supplemental Contribution is repaid with interest. The Tenant shall pay the cost of the design and construction of the Tenant’s Buildout in excess of the Landlord’s Contribution and the Supplemental Contribution, if exercised by Tenant, and of any alterations, improvements or other modifications to the Leased Premises in addition to the Tenant’s Buildout made at the request of the Tenant. The Tenant shall pay such price to the Landlord in proportion to the progress of such work, as and when billed by the Landlord at intervals and the Tenant shall reimburse the Landlord for the Landlord’s actual out-of-pocket third party costs within thirty (30) days following delivery to Tenant of the Landlord’s invoice therefor (which invoice shall include reasonable supporting documentation for the charges set forth therein), corresponding to the invoicing by the Landlord’s general contractor, with payment of any remaining final balance due from the Tenant upon substantial completion of such work. At least thirty (30) days prior to the date that Landlord reasonably anticipates that Tenant Buildout will be Substantially Complete, Landlord shall notify Tenant thereof.

5.5 Landlord shall obtain and make arrangements for all necessary construction permits for the alterations, improvement and other modifications set forth in the Tenant Plan to be performed by the Landlord. The Landlord shall cause its selected general contractor to construct the Tenant’s Buildout in a good and workmanlike manner and in accordance with the Tenant Plan and in compliance with all applicable laws, rules, regulations, codes and ordinances, including, but not limited to, the Americans with Disabilities Act (“ADA”). The construction of any changes to the Tenant Plan made by the Tenant shall be an additional expense to the Tenant.

5.6 The Tenant shall timely comply on a continuing basis with each of its obligations under sections 12 and 14 of this Agreement in advance of, and while, any of its employees, contractors or other agents is present in the Building or on the Property performing the work called for by the Tenant Plan or other preparation of the Leased Premises.

5.7 The Tenant, using its own contractors, desires to install telecommunications, security systems, IT, telephone, and data wiring and cabling and furniture, fixtures and equipment in the Leased Premises prior to the Substantial Completion Date. The Landlord shall give to the Tenant at least thirty (30) days’ advance notice of the Landlord’s projected date of such Substantial Completion and upon receipt of such notice the Tenant and its and its contractors, subcontractors, architects, engineers and respective teams shall be granted access to the Leased Premises for the purpose of (i) taking measurements and conducting due diligence, inspections and other customary pre-construction activities and to (ii) perform such installations. The Tenant and its contractors may have access to the Leased Premises prior to the Substantial Completion Date to perform such installations provided that (i) the Tenant complies with its obligations under section 12 and 14 of this Agreement, and (ii) the Tenant hereby acknowledges that such access and installation may cause Tenant Delay. Notwithstanding the foregoing, any telecommunications and data wiring and cabling in the Leased Premises existing prior to Tenant’s entry shall be removed by Landlord, at Landlord’s sole cost and expense.

5.8 Landlord shall renovate the third floor restrooms of the Building with finishes consistent with the recently renovated restrooms on the first and second floor of the Building. In addition, Landlord shall open the 210 Café as a full-service café amenity for the Tenant’s employees, invitees, permitted users, and/or Guests. Landlord shall use commercially reasonable efforts to complete the renovation of the third floor restrooms and the opening of the 210 Café prior to the Commencement Date. Except as set forth below, the 210 Café shall be open at minimum during the following daily hours: 7:30 a.m. – 2:00 p.m and Landlord shall make available to Tenant’s employees after-hours “grab and go” access to the 210 Café on an honor system for payment. Notwithstanding the foregoing, Landlord, in Landlord’s sole, but reasonable discretion, shall have the right to modify operating hours, suspend operations at the 210 Café, including such “grab and go” service or to otherwise close the 210 Café, provided however, there is a café on the Carnegie Center campus otherwise open.

If, due solely as a result of Landlord Delay, the 210 Café is not completed and operational by July 1, 2026, Tenant shall be entitled to a daily rent abatement equal to [***] percent ([***]%) of the daily rent for the Leased Premises otherwise due under this Agreement for each day after July 1, 2026, until the 210 Café is completed and operational. In the event that the 210 Café is not operational by July 1, 2026 due solely to Landlord Delay, Tenant's sole remedy in connection with such 210 Café delay shall be a daily rent abatement as described in the foregoing sentence, continuing until the 210 Café is completed and operational.

In addition to a café in the Carnegie Center campus, Landlord shall maintain, operate, and make available to the Tenant, Tenant’s guests, employees, invitees, or licensees at no additional charge or cost, the following amenities: a conference center (with Wi-Fi, teleconference and video conference capabilities, on a reservation basis) and a fitness center. Tenant’s use of the conference room and fitness center shall be subject to the Building-wide uniform Rules and Regulations of the Landlord now or hereafter imposed, as to the manner of usage, and at no additional charge or cost to Tenant or its guests, employees, invitees, or licensees. Except for a café, fitness center and conference center, Landlord reserves the right to modify, suspend or alter the other amenities in the Carnegie Center Campus.

5.9 Notwithstanding anything to the contrary that may be set forth in section 5 of this Agreement, the Landlord shall credit against any amount otherwise due to the Landlord from the Tenant for the Landlord’s price to design and construct the Tenant’s Buildout, which shall include the amount due to the Landlord pursuant to section 5 of this Agreement, an amount equal to the lesser of: (i) $[***], or (ii) such amount as is otherwise due from the Tenant therefor, which amount is the “Landlord’s Contribution”. If the total amount of the Landlord’s price to design and construct the Tenant’s Buildout is less than or equal to the Landlord’s Contribution, the Landlord shall pay one hundred percent of each of the Landlord’s general contractor’s and architect’s invoices for the design and construction of the Tenant’s Buildout. If the total amount of the Landlord’s price to design and construct the Tenant’s Buildout is more than the Landlord’s Contribution, the Landlord shall promptly deliver a complete copy of each invoice of the Landlord’s general contractor and architect to the Tenant and the Landlord shall credit and fund payment of that amount of each such invoice which bears the same ratio to the total amount of the respective invoice as the Landlord’s Contribution payable to the Landlord’s general contractor and architect bears to the total amount of the Landlord’s price to design and construct the Tenant’s Buildout; and at the same time, the Tenant shall fund payment of the balance of the respective invoice by paying such balance to the Landlord within thirty (30) days after the delivery of the copy of the respective invoice to the Tenant.

5.10 Notwithstanding anything to the contrary that may be set forth in section 5 of this Agreement, the Landlord shall credit against any amount otherwise due to the Landlord from the Tenant for the Landlord’s price to construct the Tenant’s Buildout as contemplated by subsection 5.3 of this Agreement, an amount equal to the lesser of: (i) $[***], or (ii) such amount as is otherwise due from the Tenant therefor, which amount, net of the Landlord's fee contemplated by section 5 of this Agreement, is the “Supplemental Contribution”. If the total amount of the Landlord’s price to construct the Tenant’s Buildout is less than or equal to the Supplemental Contribution, the Landlord shall pay one hundred percent of each of the Landlord’s general contractor’s invoices for the construction of the Tenant’s Buildout. If the total amount of the Landlord’s price to construct the Tenant’s Buildout is more than the Supplemental Contribution, the Landlord shall promptly deliver a complete copy of each invoice of the Landlord’s general contractor to the Tenant and the Landlord shall credit and fund payment of that amount of each such invoice which bears the same ratio to the total amount of the respective invoice as the Supplemental Contribution payable to the Landlord’s general contractor bears to the total amount of the Landlord’s price to construct the Tenant’s Buildout; and at the same time, the Tenant shall fund payment of the balance of the respective invoice by paying such balance to the Landlord within thirty (30) days after the delivery of the copy of the respective invoice to the Tenant. The obligation of the Landlord to pay any amounts hereunder shall expire one (1) year from the Substantial Completion Date, subject to Tenant’s right to credit the unused amount against the Tenant's next due monthly installment of Basic Rent as provided for herein. Tenant shall be required to pay back any and all Supplemental Contribution paid by Landlord for the Tenant’s Buildout as Additional Rent bearing an interest rate of eight percent (8%). Tenant’s repayment of the Supplemental Contribution shall be billed as Additional Rent on a monthly basis until such time as the Supplemental Contribution is repaid with interest.

6 Options.

6.1 If, prior to the date of exercise thereof (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) there shall not then be a History of Recurring Events of Default (based only on the immediately preceding twelve (12) month period), the Tenant shall have two (2) options, exercisable exclusively at the time and in the manner set forth below in subsection 6.2 of this Agreement, to extend the Term for one additional period of five (5) years' duration per each option. The periods to which these options relate shall respectively commence upon the end of the respective Expiring Term. Each option shall be defined as an "Option to Renew."

6.2 In the event the Tenant is interested in exercising the next available Option to Renew, the Tenant shall give timely notice of the Tenant's interest to the Landlord no earlier than 18, and no later than 15, months prior to the end of the Expiring Term. Within four weeks of the giving of such notice, the Landlord shall give notice to the Tenant of the Landlord’s quotation of the Market Rental Rate for the Leased Premises during the Renewal Term. In the event the Tenant desires to exercise the next available Option to Renew, the Tenant shall do so exclusively by giving timely notice thereof to the Landlord no later than 15, months prior to the end of the Expiring Term, and indicating in that notice whether or not the Landlord’s quotation of the Market Rental Rate for the Leased Premises during the applicable Renewal Term, as set forth in the Landlord’s notice, is acceptable. Regardless of the final determination of Market Rental Rate in accordance with Lease, Tenant’s election to proceed with the Renewal Term shall be made no later than 15 months prior to the end of the Expiring Term. In the event the Tenant fails timely to notify the Landlord of its interest in exercising the next available Option to Renew or timely to exercise the next available Option to Renew, the Option to Renew shall thereupon expire.

6.3 The Basic Rent for the Leased Premises during the applicable Renewal Term shall be the Landlord’s quotation of the Market Rental Rate for the Leased Premises during the applicable Renewal Term, as set forth in the Landlord's notice to the Tenant, unless the Tenant, in the Tenant's notice contemplated by the third sentence of subsection 6.2 of this Agreement affirmatively indicates that the Landlord’s quotation of the Market Rental Rate set forth in the Landlord’s notice is not acceptable, the Basic Rent for the Leased Premises during the Renewal Term shall the Market Rental Rate as determined in accordance with the procedure described in subsection 33.1 of this Agreement.

6.4 The Option to Renew may not be exercised by any person other than the original Tenant, ACADIA Pharmaceuticals, Inc., or an assignee of the Tenant to which the Tenant has assigned this Agreement in accordance with the terms of subsection 17.6 of this Agreement, or successor by merger or other acquisition. In the event the Tenant assigns this Agreement or sublets, or licenses the use or occupancy of, the Leased Premises or any portions thereof other than in accordance with subsection 17.6 of this Agreement, or attempts to do so:

6.4.1 any Option to Renew which the Tenant has theretofore properly exercised with respect to a Renewal Term that has not yet actually commenced shall be rescinded, if the Landlord so elects by notice to the Tenant, to the same extent as if it had not been exercised at all; and

6.4.2 any Option to Renew or any other type of option or optional right exercisable by the Tenant not theretofore timely and otherwise properly exercised by the Tenant shall thereupon expire.

7 Use and Occupancy.

7.1 The Tenant shall use the Leased Premises during the Term exclusively as general, administrative and executive offices and for uses ancillary to Tenant’s business.

7.2 In connection with the Tenant's use and occupancy of the Leased Premises and use of the Common Facilities, the Tenant shall observe, and the Tenant shall cause the Tenant's employees, other agents and Guests to observe, each of the following:

7.2.1 the Tenant shall not do, or permit or suffer the doing of, anything which might materially increase the risk of, or damage from, fire, explosion or other casualty;

7.2.2 the Tenant shall not do, or permit or suffer the doing of, anything which would have the effect of (a) increasing any premium for any liability, property, casualty or excess coverage insurance policy otherwise payable by the Landlord or any tenant of Other Leased Premises or (b) making any such types or amounts of insurance coverage unavailable or less available to the Landlord or any tenant of Other Leased Premises;

7.2.3 to the extent they are not inconsistent with this Agreement, the Tenant and the Tenant's employees, other agents and Guests shall comply with the Building Rules and Regulations attached hereto as Exhibit D, and with any changes made therein by the Landlord if, with respect to any such changes, the Landlord shall have given notice of the particular changes to the Tenant and such changes shall not materially adversely affect the conduct of the Tenant's business in the Leased Premises or access and use of parking and Common Facilities to the extent granted herein;

7.2.4 the Tenant and the Tenant's employees, other agents and Guests shall not create, permit or continue any Nuisance in or around the Carnegie Center Complex, the Leased Premises, the Other Leased Premises, the Building, the Common Facilities and the Property;

7.2.5 the Tenant and the Tenant's employees, other agents and Guests shall not permit the Leased Premises to be regularly occupied by more than one individual per two hundred forty (240) square feet of gross rentable floor space of the Leased Premises;

7.2.6 the Tenant and the Tenant's employees, other agents and Guests shall comply with all Federal, state and local statutes, ordinances, rules, regulations and orders as they pertain to the Tenant's use and occupancy of the Leased Premises, to the conduct of the Tenant's business and to the use of the Common Facilities, except that this subsection shall not require the Tenant to make any structural or other changes that may be required thereby that are generally applicable to the Building or Common Facilities as a whole, or to changes required based on laws in effect prior to the Commencement Date;

7.2.7 the Tenant and the Tenant's employees, other agents and Guests shall comply with the requirements of the Board of Fire Underwriters (or successor organization) and of any insurance carriers providing liability, property, casualty or excess insurance coverage regarding the Property, the Building, the Common Facilities or any portions thereof, any other improvements on the Property and the Carnegie Center Complex, except that this subsection shall not require the Tenant to make any structural or other changes that may be required thereby that are generally applicable to the Building as a whole, or to changes required based on requirements in effect prior to the Commencement Date;

7.2.8 the Tenant and the Tenant's employees, other agents and Guests shall not bring or discharge any substance (solid liquid or gaseous), or conduct any activity, in or on the Carnegie Center Complex, the Property, the Building, the Common Facilities or the Leased Premises that shall have been identified by any Federal, state or local statute (including, without limiting the generality of the foregoing, the Spill Compensation and Control Act (58 N.J.S.A. 23.11 et seq.) and the Industrial Site Recovery Act (13 N.J.S.A. 1 K-6 et seq.), as they may be amended), ordinance, rule, regulation or order as toxic or hazardous to health or to the environment other than typical materials found in an office;

7.2.9 the Tenant and the Tenant's employees, other agents and Guests shall not draw electricity in the Leased Premises in excess of the rated capacity of the electrical conductors and safety devices including, without limiting the generality of the foregoing, circuit breakers and fuses, by which electricity is distributed to and throughout the Leased Premises and, without the prior written consent of the Landlord in each instance, which shall not be unreasonably withheld, conditioned or delayed, and shall not connect any fixtures, appliances or equipment to the electrical distribution system serving the Building and the Leased Premises other than typical professional office equipment such as computers, computer servers, typewriters, copiers, telephone systems, coffee machines and table top microwave ovens, none of which, considered individually and in the aggregate, overall and per fused or circuit breaker protected circuit, shall exceed the above limits. Landlord hereby representing and warranting that such electric capacity shall be available to Tenant and the Leased Premises throughout the Term of this Lease.

7.2.10 on a timely basis the Tenant shall pay directly and promptly to the respective taxing authorities any taxes (other than Taxes) charged, assessed or levied exclusively on the Leased Premises or arising exclusively from the Tenant's use and occupancy of the Leased Premises; and

7.2.11 the Tenant shall not initiate any appeal or contest of any assessment or collection of Taxes for any period without, in each instance, the prior written consent of the Landlord which, without being deemed unreasonable, the Landlord may withhold if the Building was not [***] percent occupied by paying tenants throughout that period or if the Tenant is not joined by tenants of Other Leased Premises that leased throughout that period, and that are then leasing, at least [***] percent of all Other Leased Premises, determined by their gross rentable floor space. Landlord represents and warrants there are no abatements or discounts in place that would result in a lesser amount of taxes of the Base Year.

8 Utilities, Services, Maintenance and Repairs.

8.1 The Landlord shall provide or arrange for the provision of:

8.1.1 such maintenance and repair of the Building (except the Leased Premises and the Landlord shall enforce the maintenance and repair of Other Leased Premises if such space is leased by Landlord); the Common Facilities; and the building standard heating, ventilation and air conditioning systems, any plumbing systems and the electrical systems in the Building, the Common Facilities, the Leased Premises and Other Leased Premises as is customarily provided for first class office buildings in the immediate area; Landlord shall be obligated to repair latent defects in the Building and/or Building systems, at Landlord’s sole cost and expense. Landlord shall use commercially reasonable efforts to perform any repairs promptly, diligently and to mitigate material interference with Tenant’s business.

8.1.2 such janitorial services for the Building, the Leased Premises and Other Leased Premises as are set forth in Exhibit F attached hereto and such garbage removal from the Building and the Common Facilities as is customarily provided for first class office buildings in the immediate area;

8.1.3 water to the Building and, if the appropriate plumbing has been installed therein, the Leased Premises and Other Leased Premises;

8.1.4 sewage disposal for the Building;

8.1.5 passenger and freight elevator service for the Building;

8.1.6 snow and ice clearance from, and sweeping of, Parking Facilities and driveways which are part of the Property or the Common Facilities;

8.1.7 the maintenance of landscaping which is part of the Property or the Common Facilities;

8.1.8 a perimeter card reader system which permits entry to the Building on a twenty-four hour, seven day a week, 365/366 days per year throughout the Term; and

8.1.9 a roving security guard for the Carnegie Center Complex on a twenty-four hour, seven day a week basis, 365/366 days per year throughout the Term.

8.1.10 access to the Leased Premises 24 hours per day, 7 days per week, 365 days per year throughout the Term.

8.1.11 The Tenant shall be entitled to use, in common with other tenants of the Building, parking spaces of the approximately 515 common surface and covered parking facilities in close proximity to the Building on a general, unassigned, non-reserved basis. at no cost to Tenant and provided that all such spaces shall be available to Tenant throughout the Term of the Lease.

8.2 The Landlord shall provide or arrange for the provision of:

8.2.1 such maintenance and repair of the Leased Premises as is customarily provided for leased premises in first class office buildings in the immediate area, except for refinishing walls and wall treatments, base, ceilings, floor treatments and doors in general from time to time or for gouges, spots, marks, damage or defacement caused by anyone other than the Landlord, its employees and other agents, and except for the Tenant's furniture, furnishings, equipment including, without limiting the generality of the foregoing, any supplemental air conditioning equipment installed by or at the request of the Tenant at any time, and other property;

8.2.2 such maintenance and repair of the Other Leased Premises as is customarily provided for leased premises in first class office buildings in the immediate area, except for refinishing walls and wall treatments, base, ceilings, floor treatments and doors in general from time to time or for gouges, spots, marks, damage or defacement caused by anyone other than the Landlord, its employees and other agents, and except for the respective tenants' furniture, furnishings, equipment and other property;

8.2.3 the electricity required for the operation of the Building, the Property and the Common Facilities during Regular Business Hours and, on a reduced service basis, during other than Regular Business Hours, and, at all times, the electricity required for the Leased Premises and Other Leased Premises;

8.2.4 such building standard heat, ventilation and air conditioning for the Building, the Leased Premises and Other Leased Premises as is customarily provided for first class office buildings in the immediate area for the comfortable use of the Building during Regular Business Hours; and

8.2.5 heated water to the Building (except the Leased Premises and Other Leased Premises, unless the appropriate plumbing, fixtures and hot water heating units have been installed therein); and

8.2.6 during other than Regular Business Hours, upon request either (i) using a dial-up procedure provided by the Landlord, or (ii) faxed by the Tenant to the Landlord or submitted to the Landlord using the Landlord’s Internet based service request system, in either case, by (a) 3:00 p.m. on the business day in question, or (b) in the case of any weekend day, Legal Holiday or the morning hours of a business day immediately following a weekend or Legal Holiday, the Tenant shall submit its request by 3:00 p.m. on the business day immediately prior to such day(s) in question, the Landlord shall provide heat, ventilation and air conditioning on a full service basis on such day(s) in question at a cost to the Tenant of $[***] per hour or partial hour of use per floor.

8.3 Except as specifically set forth in subsections 8.1 and 8.2.1 of this Agreement, the Tenant shall maintain and repair the Leased Premises and any equipment above building standard installed by, or at the request of, the Tenant and keep the Leased Premises and the foregoing (other than structural portion or those building systems that are not servicing exclusively the Leased Premises) in as good condition and repair, reasonable wear and use and damage by casualty excepted, as the Leased Premises are upon the respective completion of any improvements contemplated by sections 5 or 12 of this Agreement. Except as set forth in Section 10 with respect to Tenant’s share of Capital Expenditure costs, Tenant shall have no obligation to maintain or repair the structural portions of the Building or the Building systems whether in or outside the Building.

8.4 Notwithstanding anything contained in this Agreement to the contrary, if the Landlord or any Affiliate of the Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by the Landlord pursuant to this Agreement, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either the Landlord or the Landlord’s property manager, an independent contractor of the Landlord or the Landlord’s property manager (the “Service Provider”). If the Tenant is subject to a charge under this Agreement for any such service, then, at the Landlord’s direction, the Tenant shall pay such charge either to the Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) the Landlord shall credit such payment against Additional Rent due from the Tenant under this Agreement for such service, and (ii) such payment to the Service Provider shall not relieve the Landlord from any obligation under this Agreement concerning the provisions of such service.

8.5 Notwithstanding any term, condition or provision of this Agreement to the contrary (including, without limitation, any term, condition or provision of Sections 13.2 and 28.1 of this Agreement), if (i) (a) (1) electricity, (2) water, (3) between May 15th and September 30th of each year during the Term, Building Standard air conditioning during Regular Business Hours, (4) between October 1st and May 14th, heat as needed to the Building or to the Leased Premises, or any material portion of either is interrupted, or (5) if any other utility or service required to be provided or performed by the Landlord pursuant to the terms, conditions and provisions of Section 8 of this Agreement is interrupted, or (6) if, due solely as a result of Landlord Delay, Tenant shall be unable to use the Leased Premises or the applicable portion thereof (including due to lack of access) for the business purpose permitted hereunder), in each case for a period of more than five (5) consecutive Business Days or for more than ten (10) Business Days (in any thirty (30) Business Day period) and (b) if, and to the extent, as a result of such interruption, any portion of the Leased Premises becomes untenantable, Rent shall abate, to the extent and proportion that the Tenant is prevented by such stoppage or interruption of services to the Leased Premises or any such material portion thereof, from the day after the conclusion of such five (5) consecutive Business Day period or such ten (10) Business Day in such thirty (30) Business Day period, until such stoppage or interruption is cured (whether by resolution of the underlying causes of the interruption or by reasonable temporary measures, including, by way of example, the use of generators) that the Tenant may again utilize the Leased Premises or the material portion thereof it was prevented thereby from using as a result of such interruption.

9 Allocation of the Expense of Utilities, Services, Maintenance, Repairs and Taxes.

9.1 All Tenant Electric Charges shall be borne by the Tenant.

9.2 Between the Commencement Date and the end of the No Pass Through Period, the Tenant's Share of all Operational Expenses and Taxes incurred during such period shall be borne by the Landlord.

9.3 Between the day after the end of the No Pass Through Period and the end of the Term, the Tenant's Share of Operational Expenses and Taxes incurred during each annual or shorter period ending on (a) December 31 of each year and (b) the end of the Term shall be borne as follows:

9.3.1 the Tenant's Share of: Operational Expenses and Taxes incurred during each such period of twelve (12) months (or shorter period), up to the amounts of Base Year Operational Expenses and Base Year Taxes, respectively (or proportional amount thereof for periods shorter than twelve (12) months), shall be borne by the Landlord; and

9.3.2 the Tenant's Share of: the amounts by which Operational Expenses and Taxes incurred during each such period of twelve (12) months (or shorter period) exceed Base Year Operational Expenses and Base Year Taxes, respectively (or proportional amount thereof for periods shorter than twelve (12) months) shall be allocated to, and borne by, the Tenant as more specifically set forth in section 10 of this Agreement.

10 Computation and Payment of Allocated Expenses of Utilities, Services, Maintenance, Repairs, Taxes and Capital Expenditures.

10.1 The Tenant shall promptly pay the following additional amounts to the Landlord at the respective times set forth below:

10.1.1 commencing with the first day after the end of the No Pass Through Period, and on the first day of each month thereafter during the Term, one-twelfth (1/12) of the Tenant's Share of the amount by which Taxes for the then current calendar year exceeds Base Year Taxes, computed in accordance with subsection 10.5 of this Agreement;

10.1.2 within thirty (30) days of the Landlord's giving notice to the Tenant after the close of each calendar year closing during the Term, commencing with the first calendar year closing after the close of the No Pass Through Period, and after the end of the Term, the Tenant's Share of the difference between the Landlord's previously projected amount of Taxes for such period and the actual amount of Taxes for such period, in either case in excess of Base Year Taxes, computed in accordance with subsection 10.6 of this Agreement (unless such difference is a negative amount, in which case the Landlord shall credit such difference against any amounts next due from the Tenant under subsections 10.1.1 and 10.5 of this Agreement, or if the Lease has expired or earlier terminated, refund to Tenant);

10.1.3 commencing with the first day after the end of the No Pass Through Period, and on the first day of each month thereafter during the Term, one-twelfth (1/12) of the Tenant's Share of the amount by which Operational Expenses for the then current calendar year exceed Base Year Operational Expenses, computed in accordance with subsection 10.7 of this Agreement;

10.1.4 within thirty (30) days of the Landlord's giving notice to the Tenant after the close of each calendar year closing during the Term, commencing with the first calendar year closing after the close of the No Pass Through Period (and not with respect to any earlier period), and after the end of the Term, the Tenant's Share of the difference between the Landlord's previously projected amount of Operational Expenses for such period and the actual amount of Operational Expenses for such period, in either case in excess of Base Year Operational Expenses, computed in accordance with subsection 10.8 of this Agreement (unless such difference is a negative amount, in which case the Landlord shall credit such difference against any amounts next due from the Tenant under subsections 10.1.3 and 10.7 of this Agreement);

10.1.5 commencing with the first day of the first month after the Landlord gives any notice contemplated by subsection 10.9 of this Agreement to the Tenant and continuing on the first day of each month thereafter until the earlier of (a) the end of the Term or (b) the last month of the useful life set forth in the respective notice, one-twelfth (1/12) of the Tenant's Share of any Annual Amortized Capital Expenditure, computed in accordance with subsection 10.9 of this Agreement;

10.1.6 on the first day of each month during the Term, the monthly Tenant Electric Charges, computed in accordance with subsection 10.10 of this Agreement; and

10.1.7 within fifteen (15) days after being billed therefor by the Landlord, the amount of any expense which would otherwise fall within the definition of Operational Expenses, but which is specifically paid or incurred by the Landlord for operation and maintenance of the Building, the Common Facilities or the Property outside Regular Business Hours at the specific request of the Tenant or the amount of any expenditure incurred for maintenance or repair of damage to the Building, the Common Facilities, the Property, the Leased Premises or the Other Leased Premises caused directly or indirectly, in whole or in part, by the active or passive negligence or intentional act of the Tenant or any of its employees, other agents or guests.

10.2 “Operational Expenses" means all expenses paid or incurred by the Landlord in connection with the Property, the Building, the Common Facilities and any other improvements on the Property, provided such improvement does not serve only the Landlord or a specific Other Tenant individually, and their operation and maintenance, adjusted in the manner described in the definition of Base Year

Operational Expenses set forth in Exhibit E attached hereto during the Base Year and each subsequent year to assume [***] percent occupancy of the Building at any time when the Building is less than [***] percent occupied (other than Taxes (which are separately allocated to the Tenant in accordance with subsections 10.1.1 and 10.1.2 of this Agreement), Capital Expenditures (which are separately allocated to the Tenant in accordance with subsection 10.1.5 of this Agreement) and those expenses contemplated by subsections 10.6 and 10.8 of this Agreement)) including, without limiting the generality of the foregoing:

10.2.1 Utilities Expenses;

10.2.2 the reasonable and customary expense of providing the services, maintenance and repairs contemplated by subsections 8.1, 8.2.1 and 8.2.2 of this Agreement, whether furnished by the Landlord's employees or by independent contractors or other agents;

10.2.3 wages, salaries, fees and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law or union agreement (or, if the employees or any of them are not represented by a union, then payments for benefits comparable to those generally required by union agreement in first class office buildings in the immediate area which are unionized) made to or on behalf of any employees of the Landlord performing services rendered in connection with the operation and maintenance of the Building, the Common Facilities and the Property, including, without limiting the generality of the foregoing, elevator operators, elevator starters, window cleaners, porters, janitors, maids, miscellaneous handymen, watchmen, persons engaged in patrolling and protecting the Building, the Common Facilities and the Property, carpenters, engineers, firemen, mechanics, electricians, plumbers, other tradesmen, other persons engaged in the operation and maintenance of the Building, Common Facilities and Property, Building superintendent and assistants, Building manager, and clerical and administrative personnel, provided all such costs are allocated fairly across the Building, Common Facilities and Property;

10.2.4 the uniforms of all employees and the cleaning, pressing and repair thereof;

10.2.5 premiums and other charges incurred by the Landlord with respect to all insurance relating to the Building, the Common Facilities and the Property and the operation and maintenance thereof, including, without limitation: property and casualty, fire and extended coverage insurance, including windstorm, flood, hail, explosion, other casualty, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance; public liability insurance; elevator, boiler and machinery insurance; excess liability coverage insurance; use and occupancy insurance; workers' compensation and health, accident, disability and group life insurance for all employees; and casualty rent insurance;

10.2.6 sales and excise taxes and the like upon any Operational Expenses and Capital Expenditures;

10.2.7 management fees of any independent managing agent for the Property, the Building or the Common Facilities; and if there shall be no independent managing agent, or if the managing agent shall be a person affiliated with the Landlord, the management fees that would customarily be charged for the management of the Property, the Building and the Common Facilities by an independent, first class managing agent in the immediate area, that the management fee shall initially be at the rate of [***] percent ([***]%), and which percentage shall not exceed [***] percent ([***]%) during the balance of the Initial Term of this Agreement and provided further there shall be no increase in the percentage until after the Base Year and thereafter no increase of more than [***] percent ([***]%) in the percentage during the first three Lease Year and no more than [***] percent ([***]%) thereafter (and in no event shall such increases raise the percentage to more than the aforementioned [***]% maximum cap during the Initial Term. After the Initial Term, the management fee for any Renewal Terms shall be determined in accordance with the Market Rental Rate process set forth in Section 33.1;

10.2.8 the cost of replacements for tools, supplies and equipment used in the operation, service, maintenance, improvement, inspection, repair and alteration of the Building, the Common Facilities and the Property, provided all such costs are allocated fairly across the Building, Common Facilities and Property;

10.2.9 the cost of repainting or otherwise redecorating any part of the Building or the Common Facilities;

10.2.10 decorations for the lobbies and other Common Facilities in the Building;

10.2.11 the cost of licenses, permits and similar fees and charges related to operation, repair and maintenance of the Building, the Property and the Common Facilities;

10.2.12 an allocable share of service, replacement, repair, maintenance and other charges assessed from time to time by the Carnegie Center Owners Association II to the Building;

10.2.13 all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and

10.2.14 any and all other expenditures of the Landlord in connection with the operation, alteration, repair or maintenance of the Property, the Common Facilities or the Building as a first-class office building and facilities in the immediate area which are properly treated as an expense fully deductible as incurred in accordance with generally applied real estate accounting practice.

10.3 "Capital Expenditures" means the following expenditures incurred or paid by the Landlord in connection with the Property, the Building, the Common Facilities and any other improvements on the Property, which in each case shall be amortized over the full estimate useful life of the capital asset acquired in accordance with the schedule attached hereto as Exhibit I:

10.3.1 all costs and expenses incurred by the Landlord in connection with retro-fitting the entire Building or the Common Facilities, or any portion thereof, to comply with any change in Federal, state or local statute, rule, regulation, order or requirement, which change takes effect after the one year anniversary date of the Commencement Date;

10.3.2 all costs and expenses incurred by the Landlord to replace and improve components of or within the Property, the Building or the Common Facilities or portions thereof for the purpose of cost efficiency for the continued operation of the Property, the Building and the Common Facilities as a first class office complex in the immediate area, which change takes effect after the one year anniversary date of the Commencement Date; and

10.3.3 all costs and expenses incurred by the Landlord in connection with the installation of any energy, labor or other cost saving or life safety device or system on the Property or in the Building or the Common Facilities, which change takes effect after the one year anniversary date of the Commencement Date.

10.4 Neither "Operational Expenses" nor "Capital Expenditures" shall include any of the following:

10.4.1 principal or interest on indebtedness, debt amortization or ground rent or any other payments required to be paid by the Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Property;

10.4.2 any capital expenditure, or amortized portion thereof, other than those included in the definition of Capital Expenditures set forth in subsection 10.3 above;

10.4.3 expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building or the Property;

10.4.4 the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the deductible on any insurance maintained by the Landlord which provides a recovery for such repair or replacement), to the extent the Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had the Landlord maintained the insurance required to be maintained by the Landlord under this Agreement;

10.4.5 Intentionally Deleted.

10.4.6 expenditures for costs, including advertising and leasing commissions, legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals), including but not limited to legal or arbitration fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease for space in the Building;

10.4.7 expenditures for the salaries and benefits of the executive officers, if any, of the Landlord; and

10.4.8 depreciation for the Building, the Common Facilities and any other improvement on the Property.

10.4.9 Intentionally Deleted.

10.4.10 costs incurred in connection with any sale, financing or refinancing of the Building or the Property.

10.4.11 Intentionally Deleted;

10.4.12 the costs of removing any unsuitably contained substance (solid, liquid or gaseous) in or on the Property, the Building, the Common Facilities or the Leased Premises that was not introduced by the Tenant and that was identified, on or before the date of this Agreement, by any Federal, state or local statute (including, without limiting the generality of the foregoing, the Spill Compensation and Control Act (58 N.J.S.A. §23.11 et seq.) and the Industrial Site Recovery Act (13 N.J.S.A. §1 K-6 et seq.), as they may be amended), ordinance, rule, regulation or order of a governmental agency with jurisdiction as toxic or hazardous to health or to the environment;

10.4.13 amounts paid by the Landlord as damages or attorney's fees to any person seeking recovery from the Landlord for the Landlord's negligence or intentional misconduct;

10.5 As soon as practicable after the close of the No Pass Through Period and December 31 of each year thereafter, any portion of which is during the Term (but not to exceed two (2) years following the applicable year to which same relates), the Landlord shall furnish the Tenant with a notice setting forth:

10.5.1 Taxes billed, or if a bill has not then been received for the entire period, the Landlord's projection of Taxes to be billed, for the then current calendar year;

10.5.2 the amount of Base Year Taxes;

10.5.3 the amount, if any, by which item 10.5.1 above exceeds item 10.5.2 above; and

10.5.4 the Tenant's Share of item 10.5.3 above.

10.6 As soon as practicable after December 31 of each year during the Term and after the end of the Term (but not to exceed two (2) years following the applicable year to which same relates), the Landlord shall furnish the Tenant with a notice setting forth:

10.6.1 the actual amount of Taxes for the preceding calendar year in excess of Base Year Taxes (or proportional amount thereof for shorter periods during the Term);

10.6.2 the Landlord's previously projected amount of Taxes for the preceding calendar year in excess of Base Year Taxes (or proportional amount thereof for shorter periods during the Term);

10.6.3 the difference obtained by subtracting item 10.6.2 above from item 10.6.1 above; and

10.6.4 the Tenant's Share of item 10.6.3 above.

10.7 As soon as practicable after the close of the No Pass Through Period and December 31 of each year thereafter, any portion of which is during the Term (but not to exceed two (2) years following the applicable year to which same relates), the Landlord shall furnish the Tenant with a notice setting forth:

10.7.1 the Landlord's projection of annual Operational Expenses for the current period (if any portion thereof is during the Term);

10.7.2 the amount of the Base Year Operational Expenses;

10.7.3 the amount, if any, by which item 10.7.1 above exceeds item 10.7.2 above; and

10.7.4 the Tenant's Share of item 10.7.3 above.

10.8 As soon as practicable after December 31 of each year during the Term and after the end of the Term (but not to exceed two (2) years following the applicable year to which same relates), the Landlord shall furnish the Tenant with a notice setting forth:

10.8.1 the actual amount of Operational Expenses for the preceding calendar year in excess of Base Year Operational Expenses (or proportional amount thereof for shorter periods during the Term);

10.8.2 the Landlord's previously projected amount of Operational Expenses for the preceding calendar year in excess of Base Year Operational Expenses (or proportional amount thereof for shorter periods during the Term);

10.8.3 the difference obtained by subtracting item 10.8.2 above from item 10.8.1 above; and

10.8.4 the Tenant's Share of item 10.8.3 above.

10.9 As soon as practicable after incurring any Capital Expenditure (but not to exceed two (2) years following the applicable year to which same relates), the Landlord shall furnish the Tenant with a notice setting forth:

10.9.1 a description of the Capital Expenditure and the subject thereof;

10.9.2 the date the subject of the respective Capital Expenditure was first placed into service and the period of useful life selected by the Landlord in its reasonable discretion in connection with the determination of the Annual Amortized Capital Expenditure;

10.9.3 the amount of the Annual Amortized Capital Expenditure; and

10.9.4 the Tenant’s Share of item 10.9.3 above.

10.10 Tenant Electric Charges shall be initially charged at the rate of $[***] per rentable square foot per year. From time to time, whenever the Landlord’s estimate of Tenant Electric Charges changes, the Landlord shall furnish the Tenant with a notice setting forth its estimate of Tenant Electric Charges per month. Unless the Tenant desires to question the Landlord's then most recent estimate of Tenant Electric Charges exclusively in the manner set forth below, the Landlord's then most recent estimate shall be binding and shall continue in effect until any question raised by the Tenant is otherwise resolved in accordance with this subsection 10.10 of this Agreement. If the Tenant desires to question the Landlord's estimate of Tenant Electric Charges, provided that the Tenant has completed its initial build-out of the Leased Premises, has fully staffed the Leased Premises and is utilizing such quantity of utility service which the Tenant reasonably projects will be the average quantity of utility service which the Tenant will use throughout the Term, the Tenant shall give notice to the Landlord of its desire. Upon receipt of the Tenant's notice, the Landlord shall obtain, at the Tenant's expense, a reputable, independent electrical engineer's formal written estimate and computation of the Tenant Electric Charges. The engineer's estimate and computation of Tenant Electric Charges shall thereupon control for a twelve (12) month period commencing with the date as of which it is given effect as to Tenant Electric Charges, and until the Landlord furnishes the Tenant with a subsequent notice setting forth its estimate of Tenant Electric Charges per month, except to the extent that the Landlord may increase them in proportion to increases in Utilities Expenses during the same period. Alternatively, if feasible, Tenant may elect to have a meter or sub-meter installed at Tenant’s sole cost and expense, including any cost to remove or replace same, to measure Tenant’s actual utility usage for each month. In which event, Tenant’s Electric Charge shall be at the utility rate for electricity actually used. Tenant shall have the right, at its own cost and expense, to install a submeter in the Leased Premises to measure the consumption of electricity in the Leased Premises for all purposes other than for building standard heating, ventilation or air conditioning furnished during Regular Business Hours. In such event, the Tenant Electric Charge shall be based on the rates that Tenant would pay to the utility company for electricity use if Tenant were directly metered by such utility company. Tenant shall be required to remove and restore any submeter at the expiration or earlier termination of the Lease at Tenant’s sole cost and expense.

10.11 Subject to the provisions of this subsection 10.11 and provided that no uncured Event of Default exists, the Tenant shall have the right to examine the correctness of the Landlord’s statement of the actual amount of Operational Expenses and Taxes as set forth in the notices required by subsections 10.6 and 10.8 or any item contained therein:

10.11.1 Any request for examination with respect to any calendar year during the Term may be made by notice from the Tenant to the Landlord no more than one hundred eighty (180) days after the date (the “Operational Expenses and Taxes Statement Date”) on which the Landlord provides to the Tenant a statement of the actual amount of the Operational Expenses and Taxes with respect to such calendar year and only if the Tenant shall have fully paid such amount. Such notice shall set forth in reasonable detail the matters questioned. Any such examination must be completed and the results communicated to the Landlord no more than one hundred eighty (180) days after the Operational Expenses and Taxes Statement Date; provided Landlord has provided Tenant and its representative prompt access to all books and records requested by them to complete such examination.

10.11.2 The Tenant hereby acknowledges and agrees that the Tenant’s sole right to contest an Operational Expenses and Taxes statement shall be as expressly set forth in this subsection 10.11. The Tenant hereby waives any and all other rights pursuant to applicable law to inspect the Landlord’s books and records and/or to contest such Operational Expenses and Taxes statement. If the Tenant shall fail to timely exercise the Tenant’s right to inspect the Landlord’s books and records as provided in this subsection 10.11 with respect to any calendar year, or if the Tenant shall fail to timely communicate to the Landlord the results of the Tenant’s examination as provided in this subsection 10.11 with respect to any calendar year, the Landlord’s statement of Operational Expenses and Taxes with respect to such calendar year shall be conclusive and binding on the Tenant.

10.11.3 So much of the Landlord’s books and records pertaining to the Operational Expenses and Taxes for the specific matters questioned by the Tenant for the calendar year included in the Landlord’s statement shall be made available to the Tenant either electronically or during normal business hours at the offices where the Landlord keeps such books and records or at another location, as determined by the Landlord, within a reasonable time after the Landlord timely receives the notice from the Tenant to make such examination pursuant to this subsection 10.11.

10.11.4 The Tenant shall have the right to make such examination no more than once with respect to any calendar year for which the Landlord has given the Tenant a statement of the Operational Expenses and Taxes.

10.11.5 Such examination may be made only by a qualified employee of the Tenant or a qualified independent certified public accounting firm approved by the Landlord, which approval will not be unreasonably withheld or delayed. No examination shall be conducted by an examiner who is to be compensated, in whole or in part, on a contingent fee basis.

10.11.6 As a condition to performing any such examination, the Tenant and its examiners shall be required to execute and deliver to the Landlord an agreement, in form acceptable to the Landlord, agreeing to keep confidential any information which it discovers about the Landlord, the Property, the Building or the Leased Premises in connection with such examination; provided, however, Landlord hereby agrees that the such information may be disclosed by Tenant (i) to Tenant’s accountants, agents, employees, attorneys, and officers, and the accountants, agents, employees, attorneys and officers and officers of Tenant’s Affiliates so long as such parties are advised of the confidential nature of such examination information and agree to keep such information confidential, or (ii) to the extent required by law or legal process or in connection with an action to enforce the terms of this Lease.

10.11.7 No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Leased Premises.

10.11.8 All costs and expenses of any such examination shall be paid by the Tenant unless it is determined that Landlord overcharged Tenant in excess of [***] percent ([***]%), in which event, all reasonable costs and expenses of such examination shall be paid by Landlord. In the event the examination by Tenant shows that Tenant has overpaid any amount, Landlord shall promptly credit Tenant an amount equal to such overpayment against any Rent becoming due under this Lease, or if the amount exceeds the remaining rent due, promptly reimburse Tenant such excess amount.

10.12 The mere enumeration of an item within the definitions of Operational Expenses and Capital Expenditures in subsections 10.2 and 10.3 of this Agreement, respectively, shall not be deemed to create an obligation on the part of the Landlord to provide such item unless the Landlord is affirmatively required to provide such item elsewhere in this Agreement.

10.13 In the event that there is located in the Leased Premises a data center containing high density computing equipment, as defined in the U.S. EPA’s Energy Star® rating system (“Energy Star”), the Landlord may require the installation in accordance with Energy Star of separate metering or check metering equipment, the Tenant being responsible for the costs of any such meter or check meter and the installation and connectivity thereof. The Tenant shall directly pay to the utility all electric consumption on any such meter and shall pay to the Landlord, as Additional Rent, all electric consumption on any such check meter within thirty (30) days after being billed thereof by the Landlord, in addition to other electric charges payable by the Tenant under this Agreement.

10.14 In the event that the Tenant purchases any utility service directly from the provider, the Tenant shall, upon Landlord’s request, promptly provide to the Landlord either permission to access the Tenant’s usage information from the utility service provider or copies of the utility bills for the Tenant’s usage of such services in a format reasonably acceptable to the Landlord.

10.15. Notwithstanding anything to the contrary herein, any delay or failure of Landlord in billing Tenant a statement of the Operational Expenses and Taxes or any other reconciliation payment required under this Article 10, for a period of more than two (2) years following the final determination thereof for a particular year shall constitute a waiver of Landlord’s right to collect such payment for such period of time to which same relates.

11 Leasehold Improvements, Fixtures and Trade Fixtures. All leasehold improvements to the Leased Premises, fixtures installed in the Leased Premises and the blinds and floor treatments or coverings shall be the property of the Landlord, regardless of when, by which party or at which party's cost the item is installed. Movable furniture, furnishings, trade fixtures and equipment of the Tenant which are in the Leased Premises shall be the property of the Tenant, except as may otherwise be set forth in section 23 of this Agreement.

12 Alterations, Improvements and Other Modifications by the Tenant.

12.1 The Tenant shall not make any alterations, improvements or other modifications to the Leased Premises which effect structural changes in the Building or any portion thereof, adversely and materially change the functional utility or rental value of the Leased Premises or, except as may be contemplated by section 5 of this Agreement prior to the Commencement Date, materially affect the mechanical, electrical, plumbing or other systems installed in the Building or the Leased Premises, without Landlord’s prior consent, which will not be delayed but which may be withheld in Landlord’s sole, but reasonable, discretion

12.2 The Tenant shall not make any alterations, improvements or modifications to the Leased Premises, the Building or the Property or make any boring in the ceiling, walls or floor of the Leased Premises or the Building unless the Tenant shall have first:

12.2.1 furnished to the Landlord detailed, New Jersey architect-certified construction drawings, construction specifications and, if they pertain in any way to the heating, ventilation and air conditioning or other systems of the Building, related engineering design work and specifications regarding, the proposed alterations, improvements or other modifications and, excluding Decorative Alterations work pursuant to subsection 12.3, and, (i) if the Tenant elects to perform the work through contractors of its own, paid the Landlord a drawings, specifications and design review fee and, during the course of the work, a construction inspection fee, combined to equal to [***] percent of the cost of the work (the Tenant shall furnish to the Landlord, within thirty (30) days after the substantial completion of such work, a copy of the contractor's Application and Certification for Payment (AIA Document 702) and Continuation Sheet (s) (AIA Document 703) for the total cost of such work and receipted, detailed invoices therefor);

12.2.2 not received a notice from the Landlord objecting thereto in any respect within fifteen (15) days of the furnishing thereof (which shall not be deemed the Landlord's affirmative consent for any purpose);

12.2.3 obtained any necessary or appropriate building permits or other approvals from the Municipality and, if such permits or other approvals are conditional, satisfied all conditions to the satisfaction of the Municipality; and

12.2.4 met, and continued to meet, all the following conditions with regard to any contractors selected by the Tenant and any subcontractors, including materialmen, in turn selected by any of them:

12.2.4.1 the Tenant shall have sole responsibility for payment of, and shall pay, such contractors;

12.2.4.2 the Tenant shall have sole responsibility for coordinating, and shall coordinate, the work to be supplied or performed by such contractors, both among themselves and with any contractors selected by the Landlord;

12.2.4.3 the Tenant shall not permit or suffer the filing of any mechanic's notice of intention or other lien or prospective lien by any such contractor or subcontractor with respect to the Property, the Common Facilities, the Building or any other improvements on the Property; and if any of the foregoing should be filed by any such contractor or subcontractor, the Tenant shall forthwith obtain and file the complete discharge and release thereof or provide such payment bond(s) from a reputable, financially sound institutional surety as will, in the reasonable opinions of the Landlord, the holders of any mortgage indebtedness on, or other interest in, the Property, the Building, the Common Facilities or any other improvements on the Property, or any portions thereof, and their respective title insurers, be adequate to assure the complete discharge and release thereof;

12.4.2.4 prior to any such contractor's entering upon the Property, the Building or the Leased Premises or commencing work the Tenant shall have delivered to the Landlord (a) all the Tenant's certificates of insurance set forth in section 14 of this Agreement, conforming in all respects to the requirements of section 14 of this Agreement, except that the effective dates of all such insurance policies shall be prior to any such contractor's entering upon the Property, the Building or the Leased Premises or commencing work (if any work is scheduled to begin before the Commencement Date) and (b) similar certificates of insurance from each of the Tenant's contractors providing for coverage in equivalent amounts, together with their respective certificates of workers' compensation insurance, employer's liability insurance and products-completed operations insurance, the latter providing coverage in at least the amount required for the Tenant's commercial general liability and excess insurance, for the benefit of, and shall name, the Landlord, the Landlord's managing agent and mortgagees and ground lessors known to the Tenant, if any, of the Building, the Common Facilities, the Property or any interest therein, their successors and assigns as additional persons insured, and (c) certificates of insurance from each of the Tenant’s contractors providing for builders’ risk insurance coverage from financially sound and reputable insurers, licensed by the State of New Jersey to provide such insurance and acceptable to the Landlord, that is written on an “all risk” of physical loss or damage basis, for the full replacement cost value, which insurance policy shall be maintained in full force and effect until final completion of the respective work, and none of which insurance policies shall contain a "co-insurance" clause;

12.4.2.5 each such contractor shall be a party to collective bargaining agreements with those unions that are certified as the collective bargaining agents of all bargaining units of such contractor, of which all such contractor's workpersons shall be members in good standing;

12.4.2.6 each such contractor shall perform its work in a good and workpersonlike manner and shall not interfere with or hinder the Landlord or any other contractor in any manner;

12.4.2.7 there shall be no labor dispute of any nature whatsoever involving any such contractor or any workpersons of such contractor or the unions of which they are members with anyone; and if such a labor dispute exists or comes into existence the Tenant shall forthwith, at the Tenant's sole cost and expense, remove all such contractors and their workpersons from the Building, the Common Facilities and the Property; and

12.2.4.8 the Tenant shall have the sole responsibility for the security of the Leased Premises and all contractors' materials, equipment and work, regardless of whether their work is in progress or completed.

12.3 After the Commencement Date, the Tenant shall not apply any wall covering or other treatment to the walls of the Leased Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything contained in section 12 or subsection 12.3 of this Agreement to the contrary, Tenant may make Decorative Alterations (as hereinafter defined) with notice to Landlord, but without the Landlord's prior written consent subject to the terms of this Agreement. The term "Decorative Alterations" shall mean alterations that constitute merely decorative and cosmetic changes to the Leased Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings or cabinets/shelving or white boards or the installation of interior glass film on glass partitions installed within the Premises) that in each case do not involve the roof, common building systems, structural elements, the exterior of the building, electrical, plumbing or mechanical connections or require any permits from any governmental authority and that the cost of such Decorative Alterations is less than $[***] for any one project or more than $[***] in the aggregate over a consecutive twelve (12) month period.

13 Landlord's Rights of Entry and Access. The Landlord and its authorized agents shall have the following rights of entry and access to the Leased Premises:

13.1 In case of any emergency or threatened emergency, at any time for any purpose which the Landlord reasonably believes under such circumstances will serve to prevent, eliminate or reduce the emergency, or the threat thereof, or damage or threatened damage to persons and property.

13.2 Upon at least 24 hours prior notice to the Tenant, at any time for the purpose of erecting or constructing improvements, modifications, alterations and other changes to the Building or any portion thereof, including, without limiting the generality of the foregoing, the Leased Premises, the Common Facilities or the Property or for the purpose of repairing, maintaining or cleaning them, whether for the benefit of the Landlord, the Building, all tenants of Other Leased Premises in the Building, or one or more tenants of Other Leased Premises, the Carnegie Center Complex or others. In connection with any such improvements, modifications, alterations, other changes, repairs, maintenance or cleaning, the Landlord may close off such portions of the Property, the Building and the Common Facilities and interrupt such services as may be necessary to accomplish such work, without liability to the Tenant therefor and without such closing or interruption being deemed an eviction or constructive eviction or requiring an abatement of Rent. However, in accomplishing any such work, the Landlord shall commercially reasonable efforts in endeavoring not to materially interfere with the Tenant's use and enjoyment of the Leased Premises or the conduct of the Tenant's business and to minimize interference, inconvenience and annoyance to the Tenant. When performing any such work within the Leased Premises, Landlord shall clean the area daily, remove all materials upon completion, and repair any damage caused by its work. Landlord shall be obligated to repair damage to the Premises resulting from any such Landlord’s installation and/or other work or repairs done by or on behalf of Landlord in the Leased Premises.

13.3 Upon at least 24 hours’ prior notice to the Tenant, at all reasonable hours for the purpose of operating, inspecting or examining the Building, including the Leased Premises, or the Property.

13.4 At least 24 hours’ prior notice to the Tenant, at any time after the Tenant has vacated the Leased Premises, for the purpose of preparing the Leased Premises for another tenant or prospective tenant.

13.5 If practicable by appointment with the Tenant, at all reasonable hours for the purpose of showing the Building to prospective purchasers, mortgagees and prospective mortgagees and prospective ground lessees and lessors.

13.6 If practicable by appointment with the Tenant, at all reasonable hours during the last twelve (12) months of the Term for the purpose of showing the Leased Premises to prospective tenants thereof.

13.7 The mere enumeration of any right of the Landlord within this section 13 of the Agreement shall not be deemed to create an obligation on the part of the Landlord to exercise any such right unless the Landlord is affirmatively required to exercise such right elsewhere in this Agreement.

13.8 Notwithstanding anything herein to the contrary, except in the case of an emergency or threatened emergency, the Tenant shall have the right to have a Tenant representative present while the Landlord or its representatives are in the Leased Premises.

14 Liabilities and Insurance Obligations.

14.1 The Tenant shall maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Leased Premises for any reason, or (ii) the Commencement Date, and thereafter throughout and until the end of the Term, and after the end of the Term for so long after the end of the Term as any of the Tenant’s Property remains in the Leased Premises, or the Tenant or anyone acting by, through or under the Tenant may use, be in occupancy of any part of, or have access to the Leased Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by the Tenant in this Agreement. The minimum limits of liability of such insurance shall be $[***] per occurrence. In addition, in the event the Tenant hosts a function in the Leased Premises, the Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by the Landlord (including liquor liability coverage, if applicable) and provide the Landlord with evidence of the same.

14.2 The Tenant shall maintain at all times during the Term, and during such earlier or later time as the Tenant may be performing work in or to the Leased Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise in the Leased Premises, and continuing thereafter so long as any of the Tenant’s Property, remains in the Leased Premises, or the Tenant or anyone acting by, through or under the Tenant may use, be in occupancy of or have access to, any part of the Leased Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to (i) the Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of the Tenant located at the Leased Premises, (ii) all additions, alterations and improvements made by or on behalf of the Tenant in the Leased Premises or are existing in the Leased Premises as of the date of this Agreement (“Leasehold Improvements”), and (iii) any property of third parties, including, but not limited to, leased or rented property, in the Leased Premises in the Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties (collectively the “Tenant’s Property”). The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Basic Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of the Tenant’s Property. In addition, during such time as the Tenant is performing work in or to the Leased Premises, the Tenant, at the Tenant’s sole cost and expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. The Landlord and such additional persons or entities as the Landlord may reasonably request, including but not limited to the entities listed on Exhibit G-1, shall be named as loss payees, as their interests may appear, on the policy or policies required by this section for Leasehold Improvements. In the event of loss or damage covered by the “all risk” insurance required by this section, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with section 15 of this Agreement. To the extent that the Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, the Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent the Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, the Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both the Landlord and the Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if this Agreement is terminated pursuant to section 15 of this Agreement), the insurance proceeds shall be paid to the Landlord and the Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

14.3 The Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Leased Premises for any reason, or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term that any of the Tenant’s Property remains in the Leased Premises or as the Tenant or anyone acting by, through or under the Tenant may use, be in occupancy of, or have access to the Leased Premises or any portion thereof,

(a) automobile liability insurance (covering any automobiles owned or operated by the Tenant at the Carnegie Center Complex); (b) worker's compensation insurance as required by law; and (c) employer's liability insurance. Such automobile liability insurance shall be in an amount not less than [***] Dollars ($[***]) for each accident. Such employer's liability insurance shall be in an amount not less than [***] Dollars ($[***]) for each accident, [***] Dollars ($[***]) disease-policy limit, and [***] Dollars ($[***]) disease-each employee.

14.4 All insurance required to be maintained by the Tenant pursuant to this Agreement shall be maintained with responsible companies that are admitted to do business, and are in good standing, in the State of New Jersey and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by the Landlord. All such insurance shall: (1) be acceptable in form and content to the Landlord; and (2) contain a clause requiring the insurer to provide the Landlord thirty (30) days’ prior written notice of cancellation. All commercial general liability, excess/umbrella liability and automobile liability insurance policies shall be primary and noncontributory. No liability insurance policy shall contain any self-insured retention greater than $[***] and no property insurance policy shall contain any self-insured retention greater than $[***]. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in subsection 14.12 below. The Landlord reserves the right from time to time to require the Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Leased Premises are located. The minimum amounts of insurance required by this Agreement shall not be reduced by the payment of claims or for any other reason. In the event the Tenant shall fail to obtain or maintain any insurance meeting the requirements of this section 14, or to deliver such policies or certificates as required by this section 14, the Landlord may, at its option, on five (5) days notice to the Tenant, procure such policies for the account of the Tenant, and the cost thereof shall be paid to the Landlord within five (5) days after delivery to the Tenant of invoices therefor.

14.5 To the fullest extent permitted by law, the commercial general liability and auto insurance carried by the Tenant pursuant to this Agreement, and any additional liability insurance carried by the Tenant pursuant to subsection 14.1 of this Agreement, shall name the Landlord, the Landlord's managing agent, and such other persons as the Landlord may reasonably request from time to time as additional insureds, including but not limited to those entities identified on Exhibit G-1 (collectively “Additional Insureds”) with respect to liability arising out of or related to this Agreement or the operations of the Tenant. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Landlord, the Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which the Tenant satisfies its obligations under this section 14 must provide coverage to the Additional Insureds that is primary and non-contributory.

14.6 On or before the earlier of (i) the date on which any Tenant Party first enters the Leased Premises for any reason or (ii) the Commencement Date, the Tenant shall furnish the Landlord with certificates evidencing the insurance coverage required by this Agreement, and renewal certificates shall be furnished to the Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished. Acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached hereto as Exhibit G-2 and Exhibit G-3. Failure by the Tenant to provide the certificates required by this subsection 14.6 shall not be deemed to be a waiver of the requirements in this subsection 14.6. Upon request by the Landlord, a true and complete copy of any insurance policy required by this Agreement shall be delivered to the Landlord within ten (10) days following the Landlord’s request.

14.7 The Tenant shall require its subtenants and other occupants (other than Tenant’s employees and guests visiting the Leased Premises in the ordinary course of Tenant’s business) of the Leased Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that the Tenant is required to indemnify the Landlord Parties pursuant to section 27 of this Agreement, and to maintain insurance that meets the requirements of this section 14, and otherwise to comply with the requirements of this section 14, provided that the terms of this subsection 14.7 shall not relieve the Tenant of any of its obligations to comply with the requirements of this section 14. The Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this section 14 have been met and shall forward such certificates to the Landlord on or before the earlier of (i) the date on which the subtenant or other occupant first enters the Leased Premises or (ii) the commencement date of the sublease. The Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

14.8 The Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Building and/or the fixtures, equipment and property therein carried by the Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Leased Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect the Landlord's right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Building or the property of the Landlord in amounts reasonably satisfactory to the Landlord.

14.9 If, because of anything done, caused or permitted to be done, or omitted by the Tenant (or its subtenant or other occupants of the Leased Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Building or the Property or on the property and equipment of the Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, the Tenant shall reimburse the Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by the Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on the Landlord's demand.

14.10 Any or all of the Landlord’s insurance may be provided by blanket coverage maintained by the Landlord or any Affiliate of the Landlord under its insurance program for its portfolio of properties, or by the Landlord or any Affiliate of the Landlord under a program of self insurance, and in such event Operational Expenses shall include the portion of the reasonable cost of blanket insurance or self insurance that is allocated to the Building.

14.11 The Landlord shall not be obligated to insure and shall not assume any liability of risk of loss for the Tenant’s Property, including any such property or work of the Tenant’s subtenants or occupants. The Landlord shall also have no obligation to carry insurance against, nor be responsible for, any loss suffered by the Tenant, subtenants or other occupants due to interruption of the Tenant’s or any subtenant’s or occupant’s business.

14.12 To the fullest extent permitted by law, and notwithstanding any term or provision of this Agreement to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of the Landlord, against all Tenant Parties, and in the case of the Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Agreement or which would have been so insured had the party carried the insurance it was required to carry hereunder. The Tenant shall obtain from its subtenants and other occupants (other than Tenant’s employees and guests visiting the Leased Premises in the ordinary course of Tenant’s business) of the Leased Premises a similar waiver and release of claims against any or all of the Tenant or the Landlord. In addition, the parties hereto (and in the case of the Tenant, its subtenants and other occupants of the Leased Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Agreement pursuant to which the insurance company waives subrogation so long as no material additional premium is charged for such waiver. The insurance policies required by this Agreement shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy. Each of Landlord and Tenant hereby waives all rights of subrogation of its insurers and will cause its insurance policies to be endorsed such that said waiver of subrogation does not affect the right of the insured to recover thereunder.

14.13 During such times as the Tenant is performing work or having work or services performed in or to the Leased Premises, the Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to the Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by the Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Landlord, the Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. The Tenant shall obtain and submit to the Landlord, prior to the earlier of (i) the entry onto the Leased Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.

14.14 Landlord’s Insurance.

(a) Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self insured retentions as Landlord may reasonably determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Leased Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Operating Expenses for the Building. Payment for losses thereunder shall be made solely to Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Carnegie Center, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or the Carnegie Center. The cost of all such additional insurance shall also be part of the Operating Expenses for the Building.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses for the Building shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

15 Casualty Damage to Building or Leased Premises.

15.1 In the event of any damage to the Building or any portion thereof by fire or other casualty, with the result that the Leased Premises are rendered unusable, in whole or in part, or not reasonably accessible to and from the Building’s Common Facilities, within thirty (30) business days of the occurrence of the casualty the Landlord shall determine and give notice of its determination to the Tenant whether, due to the extent of damage and the Landlord’s analysis of the economic feasibility of rebuilding or restoring, the Landlord intends not to rebuild or restore the Building or, if the Landlord shall not have made that determination, the Landlord’s reasonable opinion of the period of time required to restore the Building and the Leased Premises to their condition immediately prior to the occurrence of the respective casualty (exclusive of any improvements constructed, installed or added in the Leased Premises as contemplated by sections 5 or 12 of this Agreement).

15.1.1 If the Landlord gives timely notice of its determination that it does not intend to rebuild or restore, due to the extent of damage and the Landlord’s analysis of the economic feasibility of rebuilding or restoring and Landlord is also terminating or has terminated all leases (including this Agreement) affecting at least [***]% of the rentable square footage of the Building, then this Agreement and the Term shall terminate effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered unusable by the subject casualty and as of the date of the Tenant's surrender with respect to those portions of the Leased Premises which were not rendered unusable by the subject casualty.

15.1.2 Otherwise, if, in the Landlord’s reasonable opinion, the restoration contemplated by subsection 15.1 of this Agreement will take more than two hundred forty (240) days (inclusive of a reasonable period for adjustment of the Landlord’s insurance claim, but exclusive of any period for resort to a formal dispute resolution forum with the insurer), or the casualty event occurs in the final year of the Term, or extended Term if Tenant has exercised the option to extend, then either the Landlord or the Tenant may elect to terminate the Term and this Agreement (effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered unusable by the subject casualty and as of the date of the Tenant's giving notice with respect to those portions of the Leased Premises which were not rendered unusable by the subject casualty) by timely notice of its election to the other. Notice of the Landlord's election to terminate, if any, shall be given to the Tenant within the thirty (30) business day period contemplated by subsection 15.1 of this Agreement. If the Landlord shall not timely elect to terminate the Term and this Agreement, notice of the Tenant’s election to terminate, if any, shall be given to the Landlord within the thirty (30) day period immediately succeeding the Landlord’s giving notice to the Tenant of the Landlord’s estimated period to rebuild or restore.

15.1.3 If (a) in the Landlord’s reasonable opinion, the restoration contemplated by subsection 15.1 of this Agreement will take more than two hundred forty (240) days (inclusive of a reasonable period for adjustment of the Landlord’s insurance claim, but exclusive of any period for resort to a formal dispute resolution forum with the insurer) and neither the Landlord nor the Tenant shall have timely exercised their respective rights to terminate contemplated by subsection 15.1.2 of this Agreement or (b) in the Landlord’s reasonable opinion, the restoration contemplated by subsection 15.1 of this Agreement will take two hundred forty (240) days or less (inclusive of a reasonable period for adjustment of the Landlord’s insurance claim, but exclusive of any period for resort to a formal dispute resolution forum with the insurer), then, unless the casualty event occurred in the final year of the Term, or extended Term if Tenant has exercised the option to extend, Tenant elected to terminate the this Agreement, this

Agreement shall remain in effect and the Landlord shall restore the Building and the Leased Premises as contemplated by subsection 15.1 of this Agreement to the extent the Landlord shall have received (and no mortgagee of the Property or the Building shall have received) proceeds of any property, casualty or liability insurance on the damaged portions, causing the restoration to proceed diligently and expediently. Under the circumstances contemplated by clause (b) of this subsection 15.1.3, if the Landlord shall not have timely restored the Building and the Leased Premises as contemplated by subsection 15.1 of this Agreement to the extent the Landlord shall have received proceeds of any property or liability insurance on the damaged portions, the Term shall terminate upon the expiration of ninety (90) additional days (without the Landlord's completion of its restoration obligation in the interim) after the Tenant shall have given prompt notice that the Landlord has not completed its restoration obligations on a timely basis and that the Tenant desires termination of the Term (which termination shall be effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered unusable by the subject casualty and as of the date of the Tenant's giving notice with respect to those portions of the Leased Premises which were not rendered unusable by the subject casualty).

15.2 Under the circumstances contemplated by subsection 15.1 of this Agreement, Rent shall abate from the date of the casualty until such time as the Building and the Leased Premises are again restored by the Landlord as contemplated by subsection 15.1 of this Agreement by the amount which bears the same proportion to the Rent otherwise payable during such period as the gross rentable floor space of the Leased Premises which are rendered unusable or not reasonably accessible to and from the Common Facilities of the Building bears to the gross rentable floor space of the Leased Premises.

15.3 The restoration of the improvements constructed or installed in the Leased Premises as contemplated by sections 5 or 12 of this Agreement shall be the Tenant’s responsibility. The Tenant shall make reasonable, good faith efforts to integrate the restoration which is its responsibility with the restoration which is the Landlord’s responsibility. To the extent such integration is not feasible, the Tenant shall be allowed an additional, reasonable interval to complete its work, not to exceed thirty (30) days after the completion of the Landlord's restoration work, and Rent shall continue to abate until the earlier of (i) the expiration of such additional interval or (ii) the completion of the Tenant’s work, to the same extent contemplated by subsection 15.2. The Landlord shall cooperate with the Tenant to integrate the restoration of such improvements during the reconstruction period.

15.4 In the event either the Landlord shall make any election to cancel contemplated by subsection 15.1.1 of this Agreement or either the Landlord or the Tenant shall make any election to cancel contemplated by subsection 15.1.2 of this Agreement, then the Landlord may proceed with restoration (or non‑restoration) in any manner it chooses, without any liability to the Tenant.

15.5 The Tenant shall promptly advise the Landlord by the quickest means of communication of the occurrence of any casualty damage to the Building or the Leased Premises of which the Tenant becomes aware.

16 Condemnation.

16.1 This section 16 of the Agreement shall apply if the power of eminent domain (or private purchase by any public or quasi-public body in lieu thereof for any public or quasi-public purpose) shall be exercised with the result that:

16.1.1 all or substantially all the Property or the Leased Premises is taken during the Term for at least the balance of the Term;

16.1.2 less than substantially all the Property, the Building or the Common Facilities (but none of the Leased Premises) is taken during the Term for at least the balance of the Term, but the Landlord reasonably promptly determines in good faith that it is not economically feasible for the Landlord to make any necessary alterations and continue to operate the portions not so taken, as they may be altered, as a first class Building and facility in the vicinity for the balance of the Term;

16.1.3 less than substantially all the Leased Premises is taken during the Term for at least the balance of the Term, but the Tenant reasonably promptly determines in good faith that it cannot continue to use and enjoy the portions not so taken for the conduct of its business in the ordinary course during the balance of the Term; or

16.1.4 so much of the Property or the Common Facilities is taken during the Term for at least the balance of the Term that the Leased Premises are not reasonably accessible to and from the Common Facilities and reasonable alternate access is not provided by the Landlord.

16.2 Under the circumstances contemplated by subsections 16.1.1 and subsections 16.1.4 of this Agreement, then either the Landlord (provided that Landlord is also terminating or has terminated all leases (including this Agreement) affecting at least [***]% of the rentable square footage of the Building) or the Tenant may elect to terminate the Term by notice to the other given within thirty (30) days after, and effective as of, the later of the date (i) that the condemnor acquires title to the portions taken or (ii) that possession of the portions taken is required to be delivered or surrendered to the condemning authority. Under the circumstances contemplated by subsection 16.1.2 of this Agreement the Landlord, and under the circumstances contemplated by subsection 16.1.3 of this Agreement the Tenant, respectively, may elect to terminate the Term by notice to the other given within thirty (30) days after, and effective as of, the later of the date (i) that the condemnor acquires title to the portions taken or (ii) that possession of the portions taken is required to be delivered or surrendered to the condemning authority.

16.3 Under the circumstances contemplated by subsection 16.1 of this Agreement, if no party with any right to elect to terminate the Term under subsection 16.2 of this Agreement shall have given timely notice to the other of exercise of its election to terminate the Term, this Agreement shall continue in full force and effect, but Rent and Tenant’s Share shall abate, effective as of the later of the date (i) that the condemnor acquires title to the portions taken or (ii) that possession of the portions taken is required to be delivered or surrendered to the condemning authority, by the amount which bears the same proportion to the Rent otherwise payable during any period as the gross rentable floor space, if any, of the Leased Premises which is taken bears to the gross rentable floor space of the Leased Premises.

16.4 Under any of the circumstances contemplated by this section 16 of the Agreement, the Tenant hereby waives any claim against the Landlord, the condemning authority for anything of value, tangible or intangible, including, without limiting the generality of the foregoing, the putative value of any leasehold interest or the loss of the use of same, except for any right the Tenant might have to make a claim, independent of, and without reference to or having any effect on, any claim, award or settlement of the Landlord, against the condemning authority regarding the value of the Tenant's installed trade fixtures and other installed equipment which are not removable from the Leased Premises or for ordinary and necessary moving and relocation expenses occasioned by the taking.

17 Assignment or Subletting by Tenant.

17.1 Except as may be specifically set forth in this section 17 of the Agreement, the Tenant shall not, by operation of law or otherwise:

17.1.1 assign, or purport to assign, this Agreement or any of the Tenant's rights hereunder;

17.1.2 sublet, or purport to sublet, the Leased Premises or any portion thereof;

17.1.3 license, or purport to license, the use or occupancy of the Leased Premises or any portion thereof;

17.1.4 otherwise transfer, or attempt to transfer any interest including, without limiting the generality of the foregoing, a mortgage, pledge or security interest, in this Agreement, the Leased Premises or the right to the use and occupancy of the Leased Premises; or

17.1.5 indirectly accomplish, or permit or suffer the accomplishment of, any of the foregoing by merger or consolidation with another entity, by acquisition or disposition of assets or liabilities outside the ordinary course of the Tenant's business or by acquisition or disposition, by the Tenant's equity owners or subordinated creditors, of any of their respective interests in the Tenant.

17.2 The Tenant shall not assign this Agreement or any of the Tenant's rights hereunder or sublet the Leased Premises or any portion thereof without first giving thirty (30) days’ prior notice to the Landlord of its desire to assign or sublet and requesting the Landlord's consent and without first receiving the Landlord's prior written consent (and failure of Landlord to so respond within said thirty (30) days shall be deemed Landlord’s consent), which consent shall not be unreasonably withheld, conditioned or delayed, except as permitted under section 17.6 of this Lease. The Tenant's notice to the Landlord shall include:

17.2.1 the full name, address and telephone number of the proposed assignee or sublessee;

17.2.2 a description of the type(s) of business in which the proposed assignee or sublessee is engaged and proposes to engage;

17.2.3 a description of the precise use to which the proposed assignee or sublessee intends to put the Leased Premises or portion thereof;

17.2.4 the proposed assignee's or subtenant's most recent quarterly and annual financial statements prepared in accordance with generally accepted accounting principles (if so prepared in the ordinary course by the proposed assignee or sublessee, otherwise the most recent equivalent financial statements certified by its chief financial officer to be a fair presentation of financial position and results of operations as of the date(s) as of which such financial statements were prepared, and for the period(s) then ended) and any other evidence of financial position and responsibility that the Tenant or proposed assignee or sublessee may desire to submit;

17.2.5 by diagram and measurement of the actual square feet of floor space, the precise portion of the Leased Premises proposed to be subject to the assignment of this Agreement or to be sublet;

17.2.6 a complete, accurate and detailed description of the terms of the proposed assignment or sublease including, without limiting the generality of the foregoing, all consideration paid or given, or proposed to be paid or to be given, by the proposed assignee, sublessee or other person to the Tenant and the respective times of payment or delivery;

17.2.7 a payment to the Landlord of an administrative processing fee in the amount of [***] Dollars (and the Tenant shall not be charged any other fees in connection with a request for such proposed assignment or sublease request); and

17.2.8 any other information reasonably requested by the Landlord.

17.3 By the expiration of the notice period contemplated by subsection 17.2 of this Agreement, the Landlord, in its sole discretion, shall take one of the following actions by notice to the Tenant:

17.3.1 grant consent on the terms and conditions set forth in subsection 17.4 of this Agreement and such other commercially reasonable terms and conditions set forth in the Landlord's notice;

17.3.2 refuse to grant consent for any of the reasons set forth in subsection 17.5 of this Agreement or for any other commercially reasonable reason set forth in the Landlord's notice; or

17.3.3 elect to terminate the Term for that portion of the Leased Premises to be assigned or subleased as of (a) the end of the month after the Tenant has given notice of the Tenant's desire to assign or sublet or (b) the proposed effective date of the proposed assignment or sublease, provided in either case the assignment or sublease is for all or substantially all of the remaining Term of the Lease.

17.4 The Landlord's consent to the Tenant's proposed assignment or sublease, if granted under subsection 17.3.1 of this Agreement, shall be subject to all the following terms and conditions (and to any other terms and conditions permitted by that subsection):

17.4.1 any proposed assignee or sublessee shall, by document executed and delivered forthwith to the Landlord, agree to be bound by all the obligations of the Tenant set forth in this Agreement;

17.4.2 the Tenant shall remain liable under this Agreement, jointly and severally with any proposed assignee or sublessee, for the timely performance of all obligations of the Tenant set forth in this Agreement;

17.4.3 the Tenant shall forthwith deliver to the Landlord executed copies of all documents regarding the proposed assignment or sublease and a written, accurate and complete description, executed both by the Tenant and the proposed assignee or sublessee, of any other agreement, arrangement or understanding between them regarding the same;

17.4.4 with respect to any consideration or other thing of value received or to be received by the Tenant in connection with any such assignment or sublease (other than those payable in equal monthly installments each month during the proposed term of any such assignment or sublease), the Tenant shall pay to the Landlord one-half of any such amount and one-half of the fair market value, net of Transaction Costs, of any other thing of value within ten (10) days of receipt of same; and

17.4.5 with respect to any amount payable to the Tenant in equal monthly installments each month during the proposed term of any such assignment or sublease in connection with such assignment or sublease, which amount is in excess of the amount which bears the same ratio to the monthly installment of Rent due from the Tenant as the gross rentable floor space of the Leased Premises subject to the assignment or sublease bears to the gross rentable floor space of the entire Leased Premises, the Tenant shall pay one-half of such excess, net of that month’s share of Transaction Costs amortized over the term of the sublease or assignment, to the Landlord together with the Tenant's monthly installment of Rent.

17.5 The Landlord's refusal to grant consent under subsection 17.3.2 of this Agreement shall not be deemed an unreasonable withholding of consent if based upon any of the following reasons (or any other reason permitted by that subsection):

17.5.1 the Landlord desires to take one of the other actions enumerated in subsection 17.3 of this Agreement;

17.5.2 there are already two or more assignees, sublessees or licensees of all or a portion of the Leased Premises;

17.5.3 the proposed sublease is for a term of less than one year;

17.5.4 the proposed sublease is for a term which would expire after the Term;

17.5.5 less than one year remains in the Term as of the proposed effective date of the proposed assignment or sublease;

17.5.6 the general reputation, financial position or ability or type of business of, or the anticipated use of the Leased Premises by, the proposed assignee or proposed sublessee is (as determined in Landlord’s good faith sole discretion) unsatisfactory to the Landlord or is inconsistent with those of tenants of Other Leased Premises or of the Carnegie Center Complex or inconsistent with any commitment made by the Landlord to any such other tenant; provided, however, that Landlord may only refuse to grant consent by reason under this subsection 17.5.6 of this Agreement if Landlord determines in its commercially reasonable discretion that such assignee’s or sublessee’s, as the case may be, presence in the Building would have a material adverse effect that is reasonably likely to cause monetary losses to the Building's or Landlord's business operations, financial standing, or reputation. Notwithstanding the foregoing, the Parties agree that any business involved in the cannabis industry including, but not limited to, investment in, trade, or retail sale or any business “adult” in nature shall meet the standard set forth above;

17.5.7 the Tenant shall not market, advertise or otherwise promote the availability of the Leased Premises or any portion thereof for consideration during any period of twelve (12) months that is less than the amount of the Market Rental Rate divided by the gross rentable floor space of the Leased Premises and multiplied by that portion of the gross rentable floor space of the Leased Premises proposed to be subject to the proposed assignment or sublease;

17.5.8 the gross rentable floor space of the portion of the Leased Premises proposed to be sublet is less than one-quarter of the gross rentable floor space of the Leased Premises;

17.5.9 the proposed assignee or sublessee is a tenant, sublessee or other occupant of Other Leased Premises or other premises in the Carnegie Center Complex; or

17.5.10 any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Leased Premises or if any proposed assignment or sublease shall potentially have any material adverse effect on the real estate investment trust qualification requirements applicable to the Landlord and its affiliates.

17.6 Notwithstanding anything to the contrary set forth in section 17 of this Agreement, the Landlord hereby consents to the Tenant's assignment of this Agreement or subletting the Leased Premises or portion thereof specified below if:

17.6.1 at or prior to the respective dates of exercise and effectiveness thereof (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) there shall not then be a History of Recurring Events of Default (based only on the immediately preceding twelve (12) month period); and

17.6.2 the Tenant and the proposed assignee or sublessee comply with all the conditions set forth in subsections 17.4.1 through 17.4.3 of this Agreement; and

17.6.3 one of the following is applicable:

17.6.3.1 the proposed assignee or sublessee is, and continues to be, an Affiliate of the Tenant, provided that the proposed assignee or sublessee shall also have in Landlord’s sole but reasonable discretion, sufficient financial worth considering the responsibility involved; or

17.6.3.2 the proposed assignee or sublessee is a person (a) resulting from the merger or consolidation of the Tenant with or into such person or (b) purchasing substantially all the assets (subject to substantially all the liabilities) of the Tenant and succeeding to the business of the Tenant, provided either the Tenant or the proposed assignee or sublessee shall have and shall continue to have a net worth at least as great as that of the Tenant on the Commencement Date.

17.7 No person other than the Tenant shall have any assignment or sublet rights under this Agreement.

17.8 This Section 17 of the Agreement shall not inhibit the Tenant's ability to make facilities within the Leased Premises available temporarily from time to time to its Affiliates. Notwithstanding anything to the contrary that may be set forth in this section 17, the Tenant shall be permitted to allow any "Acadia Affiliate," as defined below, (each a "Designated User") to occupy space within the Leased Premises, provided that each Designated User shall occupy space in the Leased Premises solely for the use set forth in subsection 7.1 of this Agreement and for no other purpose. The Landlord and the Tenant agree that (i) the Designated Users shall comply with all of the provisions of this Agreement that are obligations of the Tenant and that relate to the use or occupancy of the Leased Premises, and a default by any Designated User shall be deemed an Event of Default by the Tenant under this Agreement; (ii) all notices required of the Landlord under this Agreement shall be forwarded only to the Tenant in accordance with the terms of this Agreement and in no event shall the Landlord be required to send any notices to any Designated Users; (iii) in no event shall any use or occupancy of any portion of the Leased Premises by any Designated User release or relieve the Tenant from any of its obligations under this Lease; (iv) the Designated Users and their respective employees, contractors and invitees visiting or occupying space in the Leased Premises shall be deemed agents of the Tenant for purposes of all of the Tenant's indemnification obligations that relate to the use or occupancy of the Leased Premises by the Designated Users or that arise out of any acts or omissions of any employee, contractor, agent or invitee of the Designated Users; (v) in no event shall the occupancy of any portion of the Leased Premises by the Designated Users be deemed to create a landlord/tenant relationship between the Landlord and such Designated Users, and, in all instances, the Tenant shall be considered the sole tenant under this Agreement notwithstanding the occupancy of any portion of the Leased Premises by the Designated Users; (vi) in no event shall the use of any portion of the Leased Premises by the Designated Users create or be deemed to create any right, title or interest of such Designated Users in any portion of the Leased Premises or this Agreement; and (vii) any use or occupancy by the Designated Users shall terminate automatically upon the expiration or earlier termination of this Agreement. Without limiting the foregoing, the Tenant shall not be required to deliver to the Landlord copies of any agreements between a Designated User and the Tenant relating to such Designated User's use of space in the Leased Premises, unless such agreement amounts to an assignment of this Agreement (in which case, the Tenant shall comply with the terms and conditions of this section 17 with respect to a proposed assignment by the Tenant of this Agreement, provided that the Tenant may redact any financial terms contained in any documents in connection with such assignment). As used herein, "Acadia Affiliate" means any entity that is controlled by Tenant. "Control," as used in the preceding sentence, means the direct or indirect ownership of more than [***] percent ([***]%) of the voting securities of an entity or possession of the right to vote more than [***] percent ([***]%) of the voting interest in the ordinary direction of the entity's affairs.

Notwithstanding anything herein to the contrary, any notice sent to Tenant shall be deemed to have been sent to any Designated User.

18 Signs, Displays and Advertising.

18.1 The Tenant shall have one sign identifying the Landlord's assigned number for the Leased Premises at the principal entrance to the Leased Premises. The Tenant may identify itself in or on each of: the sign at the principal entrance to the Leased Premises, the Building directory and the directory, if any, on the floor of the Building on which the Leased Premises is located. All such signs, and the method and materials used in mounting and dismounting them, shall be in accordance with the Landlord's specifications. All such signs shall be provided and mounted by the Landlord at the Landlord's expense, except that the Tenant shall bear any expense of identifying itself on the sign at the principal entrance to the Leased Premises.

18.2 No other sign, advertisement, fixture or display shall be used by the Tenant on the Property or in the Building or the Common Facilities. Any signs other than those specifically permitted under subsection 18.1 of this Agreement shall be removed promptly by the Tenant or by the Landlord at the Tenant's expense.

18.3 During the Term, so long as the Tenant, or a permitted assignee under Section 17.6, leases and occupies for the conduct of its own business leased premises consisting of that amount of square feet of gross rentable floor space which is at least the third largest amount of square feet of gross rentable floor space in the Building as compared to the gross rentable floor space of tenants of Other Leased Premises in the Building, the Tenant shall have the right to require the Landlord, at the Tenant’s sole cost and expense, in accordance with the Landlord’s specifications, to add and maintain (or to continue to maintain, as the case may be) the name of the Tenant on the monument sign located at the entrance to the Property near the access road leading to the Property, for so long as such sign is maintained by the Landlord. Upon the Tenant no longer having any rights to require the Landlord to maintain said name on said sign, the Landlord shall, at the Tenant’s sole cost and expense, remove said name from such sign. The rights granted under this subsection 18.3 shall be personal to the original Tenant, ACADIA Pharmaceuticals Inc., and any successor by merger or acquisition of all or substantially all of its assets. All signage of Tenant in each location shall be of substantially equal magnitude, location and quality as the signage provided for any comparably sized office tenant in the Building.

19 Quiet Enjoyment. The Landlord is the owner of the Building, the Property and those Common Facilities located on the Property. The Landlord has the right and authority to enter into and execute and deliver this Agreement with the Tenant. So long as an uncured Event of Default beyond applicable notice and cure periods shall not then be occurring, the Tenant shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the Term in accordance with this Agreement.

20 Relocation. A single time, at any time during the Term (but no more than once during the Term and not in the first two (2) years of the Initial Term or in the last two (2) years of the Initial Term), on at least 180 days’ prior notice to the Tenant, the Landlord shall have the right to move the Tenant out of the Leased Premises and into premises in the Carnegie Center Campus provided such Building must have (i) a café, (ii) exclusive access to an outdoor terrace comparable to or better than the outdoor terrace available hereunder to Tenant, and (iii) an interior stairwell comparable to or better than the existing interior stairwell. In addition, any relocation premises shall have (i) equal or better lobby exposure, and (ii) a substantially similar layout to the Leased Premises, for the duration of the Term. The Landlord shall use its best efforts to ensure that the amount of square feet of gross rentable floor space in the substitute new premises approximately equals the amount of square feet of gross rentable floor space in the Leased Premises. In the event the Landlord exercises this right of relocation, the Landlord shall alter and decorate the new premises similarly to the Leased Premises (including any Tenant’s Buildout) and remove, relocate and reinstall the Tenant’s furniture, trade fixtures, furnishings and equipment (including electrical, telephone and computer cabling and wiring), and replace the then existing inventory of letterhead stationery, envelopes and business cards, with such revised stationery and business cards indicating the new address of the Tenant, all at the sole cost and expense of the Landlord. The Landlord shall also reimburse the Tenant for its reasonable moving expenses from the Leased Premises to the substitute new premises. The Landlord shall use commercially reasonable efforts not to materially interfere with the operation by Tenant of Tenant’s business. Any and all alterations, modifications and improvements to the substitute new premises shall be of equal or greater quality and substantially similar to Tenant’s alterations, modifications and improvements to the Leased Premises immediately preceding such relocation. When the substitute new premises are ready, the Tenant shall surrender the Leased Premises (but not upon less than thirty (30) days prior written notice). Following any such relocation, this Agreement shall continue in full force and effect except for the description of the Leased Premises, the Building and the Property which, upon completion of such relocation, shall be deemed amended to describe the substitute new premises, building and property, respectively, to which the Tenant shall have been relocated in accordance with this section 20 of the Agreement. Notwithstanding anything to the contrary contained herein, following any such relocation, neither the amount of Basic Rent payable by the Tenant hereunder during the Expiring Term nor the Tenant’s Share of Taxes, Operational Expenses or Annual Amortized Capital Expenditures payable by the Tenant hereunder during the Expiring Term shall be increased in the event that the gross rentable square footage of the substitute new premises is greater than that of the original Leased Premises. Notwithstanding anything to the contrary contained herein, following any such relocation, in the event that the gross rentable square footage of the substitute new premises is less than that of the Leased Premises (without limiting or reducing the Landlord’s obligations and the requirements hereunder that the Landlord must use commercially reasonable efforts to ensure equal square footage in the relocation space), the amount of Basic Rent payable by the Tenant hereunder during the Expiring Term and the Tenant’s Share of Taxes, Operational Expenses and Annual Amortized Capital Expenditures during the Expiring Term shall be decreased proportionately; and the Landlord and the Tenant shall enter into an amendment of this Agreement reflecting same.

21 Surrender. Upon termination of the Term, or at any other time at which the Landlord, by virtue of any provision of this Agreement or otherwise has the right to re-enter and re-take possession of the Leased Premises, the Tenant shall surrender possession of the Leased Premises; remove from the Leased Premises all property owned by the Tenant or anyone else other than the Landlord; if installed by or on behalf of Tenant, remove all cabling, hardware and equipment from the ceiling plenum spaces, and/or concealed in wall cavities, including cabling related to the Tenant’s movable wall systems or partition office furniture and IT and telecommunications systems, without damaging existing infrastructure and pathways that may support fire alarm systems, lighting systems, electrical systems, fire protection systems, and/or HVAC systems, that the Landlord may request by notice (electrical receptacles shall remain in place in all full height partition walls); remove from the Leased Premises or any Common Facilities any alterations, improvements or other modifications made to the Leased Premises or in the Common Facilities by or on behalf of the Tenant that the Landlord may request by notice; upon such removal restore the Leased Premises to its condition prior to the installation of such alterations, improvements or other modifications and repair any damage occasioned by such removal and restoration; clean the Leased Premises; leave the Leased Premises in as good order and condition as it was upon the completion of any improvements contemplated by section 5 of this Agreement, ordinary wear and use excepted (subject to the right of the Landlord, as stated above, to require the Tenant to remove from the Leased Premises any alterations, improvements or other modifications to the Leased Premises and perform any restoration and repairs); return all copies of all keys and passes to the Leased Premises, the Common Facilities and the Building to

the Landlord; and receive the Landlord's written acceptance of the Tenant's surrender. Notwithstanding the foregoing, Tenant, at the time Tenant submits to Landlord Tenant’s plans and specifications for any alterations, may request in writing that Landlord specifically identify any alteration shown on Tenant’s plans and specifications which Tenant must remove at the end of the Term. Notwithstanding any other provision of this Agreement, Tenant's obligation to restore internal stairwells in the Leased Premises shall be waived if a subsequent lessee or occupant taking occupancy of the Leased Premises agrees to accept the Leased Premises with such internal stairwell in place “AS IS”. In such event, Tenant shall have no obligation or financial responsibility for the removal or restoration of the stairwells.

22 Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

22.1 the Tenant's failure to pay any installment of Basic Rent or any amount of Additional Rent, provided that Tenant shall be granted two opportunities in any twelve (12) month period to cure a failure (which continues after three (3) business days notice from Landlord) to pay any installment of Basic Rent or any amount of Additional Rent, where such payment was made after same was first due;

22.2 the Tenant's failure to perform any of its material obligations under this Agreement if such material failure has caused significant monetary actual loss or damage that cannot promptly be cured by subsequent act of the Tenant;

22.3 the Tenant's failure to complete performance of any of the Tenant's obligations under this Agreement (other than those contemplated by subsections 22.1 and 22.2 of this Agreement) within thirty (30) days after the Landlord shall have given notice to the Tenant specifying which of the Tenant's obligations has not been performed and in what respects, unless completion of performance within such period of thirty (30) days is not possible using diligence and expedience, then within a reasonable time of the Landlord's notice so long as the Tenant shall have commenced substantial performance within the first ten (10) days of such period of thirty (30) days and shall have continued to provide substantial performance, diligently and expediently, through to completion of performance;

22.4 the discovery of any intentional misrepresentation of material fact made by the Tenant in this Agreement, which shall have been inaccurate or incomplete in any material respect either on the date it was made or the date as of which it was made and Tenant’s failure to correct same within ten (10) days after the Landlord shall have given notice to the Tenant specifying such misrepresentation;

22.5 the sale, transfer or other disposition of any interest of the Tenant in the Leased Premises by way of execution or other legal process not permitted pursuant to Section 17;

22.6 with the exception of those of the following events to which section 365 of the Bankruptcy Code shall apply in the context of an office lease (in which case subsection 22.7 of this Agreement shall apply):

22.6.1 the Tenant's becoming a "debtor," as that term is defined in section 101 of the Bankruptcy Code;

22.6.2 any time when either the value of the Tenant's liabilities exceed the value of the Tenant's assets or the Tenant is unable to pay its obligations as and when they respectively become due in the ordinary course of business;

22.6.3 the appointment of a receiver or trustee of the Tenant's Property or affairs; or

22.6.4 the Tenant's making an assignment for the benefit of, or an arrangement with or among, creditors or filing a petition in insolvency or for reorganization or for the appointment of a receiver;

22.7 in the event of the occurrence of any of the events enumerated in subsection 22.6 of this Agreement to which section 365 of the Bankruptcy Code shall apply in the context of an office lease, the earlier of the bankruptcy trustee's rejection or deemed rejection (as those terms are used in section 365 of the Bankruptcy Code) of this Agreement; or

22.8 the Tenant's abandoning the Leased Premises before expiration of the Term without the prior written consent of the Landlord provided however, that so long as Tenant continues to pay and any all Rent due and owing on the Leased Premises, abandonment shall not be deemed an Event of Default.

23 Rights and Remedies.

23.1 Upon the occurrence of an Event of Default the Landlord shall have all the following rights and remedies:

23.1.1 to elect to terminate this Agreement by giving notice of such election, and the effective date thereof, to the Tenant and to receive Termination Damages;

23.1.2 to elect to re-enter and re-take possession of the Leased Premises, without thereby terminating the Term, by giving notice of such election, and the effective date thereof, to the Tenant and to receive Re-Leasing Damages;

23.1.3 if the Tenant remains in possession of the Leased Premises after the Tenant's obligation to surrender the Leased Premises shall have arisen, to remove the Tenant and the Tenant's and any others' possessions from the Leased Premises by any of the following means without any liability to the Tenant therefor, any such liability to the Tenant therefor which might otherwise arise being hereby waived by the Tenant: legal proceedings (summary or otherwise), writ of dispossession and any other means and to receive Holdover Damages and, except in the circumstances contemplated by section 20 of this Agreement, to receive all expenses incurred in removing the Tenant and the Tenant's and any others' possessions from the Leased Premises, and of storing such possessions if the Landlord so elects;

23.1.4 to be awarded specific performance, temporary restraints and preliminary and permanent injunctive relief regarding Events of Default where the Landlord's rights and remedies at law may be inadequate, without the necessity of proving actual damages or the inadequacy of the rights and remedies at law;

23.1.5 to receive all expenses incurred in securing, preserving, maintaining and operating the Leased Premises during any period of vacancy, in making repairs to the Leased Premises, in preparing the Leased Premises for re-leasing and in re-leasing the Leased Premises including, without limiting the generality of the foregoing, any brokerage commissions;

23.1.6 to receive all legal expenses, including without limiting the generality of the foregoing, attorneys' fees incurred in connection with pursuing any of the Landlord's rights and remedies, including indemnification rights and remedies;

23.1.7 if the Landlord, in its sole discretion, elects to perform any obligation of the Tenant under this Agreement (other than the obligation to pay Rent) which the Tenant has not timely performed, to receive all expenses incurred in so doing;

23.1.8 to elect to pursue any legal or equitable right and remedy available to the Landlord under this Agreement or otherwise; and

23.1.9 to elect any combination, or any sequential combination of any of the rights and remedies set forth in subsection 23.1 of this Agreement.

23.2 In the event the Landlord elects the right and remedy set forth in subsection 23.1.1 of this Agreement, Termination Damages shall be equal to the amount which, at the time of actual payment thereof to the Landlord, is the sum of:

23.2.1 all accrued but unpaid Rent;

23.2.2 the present value (calculated using the most recently available (at the time of calculation) published weekly average yield on United States Treasury securities having maturities comparable to the balance of the then remaining Term) of the sum of all payments of Rent remaining due (at the time of calculation) until the date the Term would have expired (had there been no election to terminate it earlier) less the present value (similarly calculated) of all payments of rent to be received through the end of the Term (had there been no election to terminate it earlier) from a lessee, if any, of the Leased Premises at the time of calculation (and it shall be assumed for purposes of such calculations that (i) the amount of future Additional Rent due per year under this Agreement will be equal to the average Additional Rent per month due during the twelve (12) full calendar months immediately preceding the date of any such calculation, increasing annually at a rate of [***] percent compounded annually, (ii) if any calculation is made before the first anniversary of the end of the No Pass Through Period, the average Additional Rent due for any month after the end of the No Pass Through Period will be equal to [***] percent of the sum of the Base Year Operating Expenses, Base Year Taxes, Annual Amortized Capital Expenditures and Tenant Electric Charges (considered on an annual basis), (iii) if any calculation is made before the beginning of the Base Year, the sum of Base Year Taxes and Base Year Operational Expenses shall be assumed to be $[***] per gross rentable square foot and (iv) if any calculation is made before the end of the Base Year, Base Year Taxes and Base Year Operational Expenses may be extrapolated based on the year to date experience of the Landlord);

23.2.3 the Landlord's reasonably estimated cost of demolishing any leasehold improvements to the Leased Premises if such demolition is necessary, in the Landlord’s reasonable judgement, to lease the Leased Premises, or portions thereof, to others; and

23.2.4 that amount, which as of the occurrence of the Event of Default, bears the same ratio to the costs, if any, incurred by the Landlord (and not paid by the Tenant) in building out the Leased Premises in accordance with section 5 of this Agreement as the number of months remaining in the Term (immediately before the occurrence of the Event of Default) bears to the number of months in the entire Term (immediately before the occurrence of the Event of Default).

23.3 In the event the Landlord elects the right and remedy set forth in subsection 23.1.2 of this Agreement, Re-Leasing Damages shall be equal to the Rent less any rent actually received by the Landlord from any lessee of the Leased Premises or any portion thereof, payable at the respective times that Rent is payable under the Agreement plus the cost, if any, to the Landlord of building out or otherwise preparing the Leased Premises for, and leasing the Leased Premises to, any such lessee.

23.4 In the event the Landlord elects the right and remedy set forth in subsection 23.1.3 of this Agreement, Holdover Damages shall mean damages at the rate per month or part thereof equal to [***] or, in the event the Term shall have terminated by expiration under subsection 24.1.1 of this Agreement, [***].

The Tenant’s obligations under this subsection 23.4 shall survive the expiration or earlier termination of this Agreement.

23.5 In connection with any summary proceeding to dispossess and remove the Tenant from the Leased Premises under subsection 23.1.3 of this Agreement, the Tenant hereby waives:

23.5.1 any notices for delivery of possession thereof, of termination, of demand for removal therefrom, of the cause therefor, to cease, to quit and all other notices that might otherwise be required pursuant to 2A N.J.S.A. 18-53 et seq.;

23.5.2 any right the Tenant might otherwise have to cause a termination of the action or proceeding by paying to the Landlord or into court or otherwise any Rent in arrears;

23.5.3 any right the Tenant might otherwise have to a period of waiting between issuance of any warrant in execution of any judgment for possession obtained by the Landlord and the execution thereof;

23.5.4 any right the Tenant might otherwise have to transfer or remove such proceeding from the court (or the particular division or part of the court) or other forum in which it shall have been instituted by the Landlord to another court, division or part;

23.5.5 any right the Tenant might otherwise have to redeem the Tenant's former leasehold interest between the entry of any judgment and the execution of any warrant issued in connection therewith by paying to the Landlord or into Court or otherwise any Rent in arrears; and

23.5.6 any right the Tenant might otherwise have to appeal any judgment awarding possession of the Leased Premises to the Landlord.

23.6 The enumeration of rights and remedies in this section 23 of the Agreement is not intended to be exhaustive or exclusive of any rights and remedies which might otherwise be available to the Landlord, or to force an election of one or more rights and remedies to the exclusion of others, concurrently, consecutively or sequentially. On the contrary, each right and remedy enumerated in this section 23 of the Agreement is intended to be cumulative with each other right and remedy enumerated in this section 23 of the Agreement and with each other right and remedy that might otherwise be available to the Landlord; and the selection of one or more of such rights and remedies at any time shall not be deemed to prevent resort to one or more others of such rights and remedies at the same time or a subsequent time, even with regard to the same occurrence sought to be remedied.

23.7 Notwithstanding anything to the contrary contained in this Agreement the Landlord shall in each case of an Event of Default use commercially reasonable efforts to mitigate its damages.

24 Termination of the Term.

24.1 The Term shall terminate upon the earliest of the following events to occur:

24.1.1 expiration of the Term;

24.1.2 in connection with a transaction contemplated by section 16 of this Agreement and under the circumstances contemplated by subsection 16.2 of this Agreement, the effective date of termination of the Term as set forth in subsection 16.2;

24.1.3 upon the respective effective dates of termination set forth in the various subsections (whichever may be applicable) of subsection 15.1 of this Agreement providing for termination of the Term under various circumstances;

24.1.4 the effective date of any election by the Landlord under subsection 17.3.3 of this Agreement in response to the Tenant's notice of the Tenant's desire to assign this Agreement or to sublet all or a portion of the Leased Premises; or

24.1.5 the effective date of any election by the Landlord to terminate the Term under subsection 23.1.1 of this Agreement.

24.2 No termination of the Term shall have the effect of releasing the Tenant from any obligation or liability theretofore or thereby incurred and, until the Tenant shall have surrendered the Leased Premises in accordance with section 21 of this Agreement, from any obligation or liability thereafter incurred.

24.3 Any items of Tenant’s Property (except money, securities and valuables) which remain in the Leased Premises after the expiration or earlier termination of the Term may, at the option of the Landlord, be deemed to have been abandoned and in such case may either be retained by the Landlord as its property or may be disposed of without accountability, at the Tenant’s expense, in such manner as the Landlord may see fit.

25 Mortgage and Underlying Lease Priority. Subject to the provisions of section 26.6, including, without limitation, Landlord’s obligations with respect to an SNDA, this Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are, and shall always be, subordinate to any mortgage (other than a mortgage created by the Tenant or a sale, transfer or other disposition by the Tenant in the nature of a security interest in violation of subsections 17.1.4 and 22.5, respectively, of this Agreement) already or afterwards placed on the Carnegie Center Complex, the Property, the Common Facilities, the Building or any estate or interest therein, including, without limiting the generality of the foregoing, any new mortgage or any mortgage extension, renewal, modification, consolidation, replacement, supplement or substitution. Subject to the provisions of section 26.6, including, without limitation, Landlord’s obligations with respect to an SNDA, this Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are, and shall always be, subordinate to any ground lease already or afterwards made with regard to the Carnegie Center Complex, the Property, the Common Facilities, the Building or any estate or interest therein, including, without limiting the generality of the foregoing, any new ground lease or any ground lease extension, renewal, modification, consolidation, replacement, supplement or substitution. The provisions of this section 25 shall be self-effecting. Nevertheless, the Tenant hereby consents that any mortgagee or mortgagee's successor in interest may, at any time and from time to time, by notice to the Tenant, subordinate its mortgage to the estate and interest created by this Agreement; and upon the giving of such notice, the subject mortgage shall be deemed subordinate to the estate and interest created by this Agreement regardless of the respective times of execution or delivery of either or of recording the subject mortgage.

26 Transfer by Landlord.

26.1 The Landlord shall have the right at any time and from time to time to sell, transfer, lease or otherwise dispose of the Carnegie Center Complex, the Property, the Common Facilities or the Building or any of the Landlord's interests therein, or to assign this Agreement or any of the Landlord's rights thereunder.

26.2 Upon giving notice of the occurrence of any transaction contemplated by subsection 26.1 of this Agreement, the Landlord shall thereby be relieved of any obligation that might otherwise exist under this Agreement with respect to periods subsequent to the effective date of any such transaction. If, in connection with any transaction contemplated by subsection 26.1 of this Agreement the Landlord transfers, or makes allowance for, any Security Deposit of the Tenant and gives notice of that fact to the Tenant, the Landlord shall thereby be relieved of any further obligation to the Tenant with regard to any such Security Deposit; and the Tenant shall look solely to the transferee with respect to any such Security Deposit to the extent transferred to the transferee.

26.3 In the event of the occurrence of any transaction contemplated by subsection 26.1 of this Agreement the Tenant, upon written request therefor from the transferee, shall attorn to and become the tenant of such transferee upon the terms and conditions set forth in this Agreement.

26.4 Notwithstanding anything to the contrary that may be set forth in subsections 26.1, 26.2 and 26.3 of this Agreement, in the event any mortgage contemplated by section 25 of this Agreement is enforced by the respective mortgagee pursuant to remedies provided in the mortgage or otherwise provided by law or equity and any person succeeds to the interest of the Landlord as a result of, or in connection with, any such enforcement, the Tenant shall, upon the request of such successor in interest, automatically attorn to and become the Tenant of such successor in interest without any change in the terms or provisions of this Agreement, except that such successor in interest shall not be bound by: (a) any payment of Basic Rent or Additional Rent (exclusive of prepayments in the nature of a Security Deposit) for more than one month in advance or (b) any amendment or other modification of this Agreement which was made without the consent of such mortgagee or such successor in interest provided, however, that the foregoing shall not limit in any respect the exercise by Tenant of any of its express termination, expansion, or other explicit rights under this Lease (as now provided); and, upon the request of such successor in interest, the Tenant shall execute, acknowledge and deliver any instrument(s) confirming such attornment.

26.5 If this Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are ever subject and subordinate to any ground lease contemplated by section 25 of this Agreement:

26.5.1 upon the expiration or earlier termination of the term of any such ground lease before the termination of the Term under this Agreement, the Tenant shall attorn to, and become the Tenant of, the lessor under any such ground lease and recognize such lessor as the Landlord under this Agreement for the balance of the Term; and

26.5.2 such expiration or earlier termination of the term of any such ground lease shall have no effect on the Term under this Agreement.

26.5.3 notwithstanding the foregoing, Landlord represents that there is presently no ground lease or mortgage encumbering the Property or the Leased Premises.

26.6 Notwithstanding anything to the contrary that may be set forth in section 25 or section 26 of this Agreement, Tenant’s obligation to subordinate its interest in this Agreement and this Agreement’s subordination to any future mortgage or underlying lease is expressly conditioned upon Tenant’s receipt from the mortgagee or lessor of a subordination, non-disturbance and attornment agreement substantially reasonably acceptable to all parties in their sole discretion. Landlord represents and warrants that there are presently no mortgagees or superior lessees for the Building.

27 Indemnification.

27.1 To the fullest extent permitted by law and to the extent not resulting from any act, omission, fault, negligence or misconduct of the Landlord or its contractors, licensees, invitees, servants or employees, the Tenant waives any right to contribution against the Landlord Parties and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties; (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in the Leased Premises from the earlier of (a) the date on which any Tenant Party first takes possession the Leased Premises for any reason or (b) the Commencement Date, and thereafter throughout and until the end of the Term, and after the end of the Term for so long after the end of the Term as any of the Tenant’s Property remains in the Leased Premises, or the Tenant or anyone acting by, through or under the Tenant may be in possession of any part of, or have access to the Leased Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Leased Premises but within the Building, within the Common Facilities, on the Property or within the Carnegie Center Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Agreement by the Tenant. The Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Landlord Party may have under this Agreement. The indemnification rights of the Landlord Parties provided in this Agreement are their exclusive indemnification rights with respect to this Agreement. The Landlord Parties waive any additional rights to indemnification they may have against the Tenant Parties with respect to this Agreement under common law.

27.2 In the event that the Tenant breaches any of its indemnity obligations hereunder: (i) the Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorney’s fees) incurred as a result of said breach, and the reasonable value of time expended by the Landlord Parties as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to the Tenant under this Agreement any amounts owed by the Tenant pursuant to this section 27.

27.3 The indemnification obligations under this section 27 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Tenant or any subtenant or other occupant of the Leased Premises under workers' compensation acts, disability benefit acts, or other employee benefit acts. The Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

27.4 The Tenant shall require its subtenants and other occupants (other than employees and guests of Tenant visiting the Leased Premises in the ordinary course of Tenant’s business) of the Leased Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to the Landlord.

27.5 The terms of this section 27 shall survive any termination or expiration of this Agreement.

27.6 The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, the Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by the Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties. Notwithstanding anything to the contrary contained in this Agreement, subject to Landlord’s rights to Holdover Damages or where caused by a Party’s gross negligence or willful misconduct, neither party shall in any event be liable to the other for indirect, special, punitive, or consequential damages.

27.7 The Tenant agrees to use and occupy the Leased Premises, and to use such other portions of the Building, the Property and the Carnegie Center Complex as the Tenant is given the right to use by this Agreement, at the Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties except as otherwise provided for in this Agreement, for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Leased Premises, the Building, the Property or the Carnegie Center Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any tenants of Other Leased Premises or of any other person or persons, or any leakage in any part or portion of the Leased Premises, the Common Facilities, the Building or the Property, or from water, rain or snow that may leak into, or flow from any part of the Leased Premises, the Common Facilities, the Building or the Property, or from drains, pipes or plumbing fixtures in the Building or on the Property, to the extent not resulting solely from any intentional act, omission, gross negligence or willful misconduct of Landlord or its contractors, licensees, invitees, agents, servants or employees. Any goods, property or personal effects stored or placed in or about the Leased Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage except as otherwise provided for in this Agreement, that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Leased Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Term, and during such further period as any of the Tenant’s Property remains in the Leased Premises, or the Tenant or anyone acting by, through or under the Tenant may use, or be in occupancy of any part of, or have access to the Leased Premises or of the Building.

27.8 Subject to the limitations set forth in subsections 14.12, 27.7, 28.3, and 28.8 of this Agreement, and to the extent not resulting from any intentional act, omission, negligence or willful misconduct of the Tenant or its contractors, licensees, invitees, agents, servants or employees, the Landlord agrees to indemnify and save harmless the Tenant from and against any claim by a third party arising from any injury to any person occurring in the Leased Premises, in the Building, on the Property or in the Carnegie Center Complex after the date that possession of the Leased Premises is first delivered to Tenant and until the expiration or earlier termination of the Term, to the extent such injury results from the negligence or willful misconduct of the Landlord or the Landlord's employees, or from any breach or default by the Landlord in the performance or observance of its covenants or obligations under this Agreement; provided, however, that in no event shall the aforesaid indemnity render the Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of the Tenant, and the Landlord shall in no event be liable for any of Tenant’s indirect or consequential damages. The Tenant shall provide notice of any such third party claim to the Landlord as soon as practicable. The Landlord shall have the right, but not the duty, to defend the claim. The provisions of this subsection 27.8 shall not be applicable to (i) the holder of any mortgage now or hereafter on the Property or the Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Property or the Building), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing.

28 Parties' Liability.

28.1 None of the following occurrences shall constitute a breach of this Agreement by the Landlord, a termination of the Term, an active or constructive eviction or an occurrence requiring an abatement of Rent:

28.1.1 except as provided in Section 8.5, the inability of the Landlord to provide any utility or service to be provided by the Landlord, as described in section 8 of this Agreement which is due to causes beyond the Landlord's control, or to necessary or advisable improvements, maintenance, repairs or emergency, so long as the Landlord uses reasonable efforts and diligence under the circumstances to restore the interrupted service or utility. Any interruption of utilities caused by Landlord’s or it’s agents negligence or willful misconduct, continuing for more than five (5) consecutive business days, and Landlord has not commenced cure, and such interruption renders all or substantially all of the Leased Premises untenantable, and the Tenant actually vacates such portion of the Leased Premises, then Tenant shall be entitled to a prorated abatement of Rent from the sixth (6th) consecutive business day until such portion of the Leased Premises is tenantable.

28.1.2 any improvement, modification, alteration or other change made to the Carnegie Center Complex, the Property, the Building or the Common Facilities by the Landlord consistent with the Landlord's obligations set forth in subsection 13.2 of this Agreement; and

28.1.3 any change in any Federal, state or local law or ordinance.

28.2 Except for the commencement, duration or termination of the Term (other than under the circumstances contemplated by subsection 15.1 of this Agreement), the Tenant's obligation to make timely payments of Rent, the Tenant's obligation to maintain certain insurance coverage in effect, the Tenant's failure to perform any of its other obligations under this Agreement if such failure has caused loss or damage that cannot promptly be cured by subsequent act of the Tenant and the period within which any type of option or optional right exercisable by the Tenant must be exercised, any period of time during which the Landlord or the Tenant is prevented from performing any of its respective obligations under this Agreement because of fire, any other casualty or catastrophe, strikes, lockouts, civil commotion, acts of God or the public enemy, governmental prohibitions or preemptions, embargoes or inability to obtain labor or material due to shortage, governmental regulation or prohibition or any other cause beyond the Landlord's control, shall be added to the time when such performance is otherwise required under this Agreement.

28.3 In the event the Landlord is an individual, partnership, joint venture, association or a participant in a joint tenancy or tenancy in common, the Landlord, the partners, venturers, members and joint owners shall not have any personal liability or obligation under or in connection with this Agreement or the Tenant's use and occupancy of the Leased Premises; but recourse shall be limited exclusively to the Landlord's interest in the Building including but not limited to casualty proceeds, condemnation awards, rents, proceeds from sale or other dispositions of land and/or building or landlord’s interest therein.

28.4 If, at any time during the Term, the payment or collection of any Rent otherwise due under this Agreement shall be limited, frozen or otherwise subjected to a moratorium by applicable law, and such limitation, freeze or other moratorium shall subsequently be lifted, whether before or after the termination of the Term, such aggregate amount of Rent as shall not have been paid or collected during the Term on account of any such limitation, freeze or other moratorium, shall thereupon be due and payable at once. There shall be added to the maximum period of any otherwise applicable statute of limitation the entire period during which any such limitation, freeze or other moratorium shall have been in effect.

28.5 If this Agreement is executed by more than one person as the Tenant, their liability under this Agreement and in connection with the use and occupancy of the Leased Premises shall be joint and several.

28.6 In the event any rate of interest, or other charge in the nature of interest, calculated as set forth in this Agreement would lead to the imposition of a rate of interest in excess of the maximum rate permitted by applicable usury law, only the maximum rate permitted shall be charged and collected.

28.7 The rule of construction that any ambiguities that may be contained in any contract shall be construed against the party drafting the contract shall be inapplicable in construing this Agreement.

28.8 Notwithstanding anything contained in this Agreement to the contrary, no officer, director, shareholder, member, manager, employee, principal or partner (former, present or future) of Tenant, or of any successor entity, past, present and/or future, shall have any personal liability under this Agreement, and Landlord shall not have any recourse to the assets or capital of any officer, director, shareholder, member, manager, employee, principal or partner of such party or of any successor entity. Except in connection with Holdover Damages or where caused by gross negligence or willful misconduct, or as expressly provided in this Agreement, Tenant shall not have liability for any loss of business, or any indirect or consequential, special or punitive damages under this Lease. Landlord and Tenant hereby expressly waive and release such personal liability on behalf of itself and all Persons claiming by, through or under the other party. Landlord shall look solely to the assets of Tenant for the recovery of any judgment or award against Tenant or any such permitted transferee, as applicable.

29 Security Deposit.

29.1 The Tenant shall pay to the Landlord within fourteen (14) days of execution and delivery of this Agreement a sum equal to $[***] as a security deposit, in the form of a replacement letter of credit as described in subsection 29.2 of this Agreement, to be held by the Landlord as security for the Tenant's performance of all the Tenant's obligations under this Agreement. Landlord shall return the existing Letter of Credit for the 502 Leased Premises upon receipt of the replacement letter of credit. The Tenant shall not encumber the Security Deposit. If there has been no Event of Default, within thirty (30) days after termination of the Term the Landlord shall return the entire balance of the Security Deposit to the Tenant. The Tenant will not look to any foreclosing mortgagee of the Property, the Building, the Common Facilities or any interest therein for such return of the balance of the Security Deposit, unless the mortgagee has expressly assumed the Landlord's obligations under this Agreement or has actually received the balance of the Security Deposit.

29.2 The Security Deposit contemplated by subsection 29.1 of this Agreement shall be in the form of an irrevocable letter of credit in the amount of the Security Deposit for the benefit of the Landlord. The letter of credit shall (i) be issued by and drawn on a reputable commercial bank operating in the United States reasonably satisfactory to the Landlord and at a minimum having a long term issuer credit rating from Standard and Poor's Professional Rating Service of A or a comparable minimum rating from Moody's Professional Rating Service, (ii) permit one or more draws thereunder to be made which are conditioned only on the Landlord’s certification of the occurrence of an Event of Default that, at the time of the draw, shall not have been cured in full by the Tenant, (iii) permit transfers at any time without charge, and (iv) provide that any notices to the Landlord be sent to the notice address provided for the Landlord in this Agreement. If the credit rating for the issuer of such letter of credit falls below the standard set forth in (i) above, or if the financial condition of such issuer changes in any other material adverse way, or if the issuer is placed in receivership by the Federal Deposit Insurance Corporation or other governmental entity, the Landlord shall have the right to require that the Tenant provide a substitute letter of credit that complies in all respects with the requirements of this subsection, and the Tenant’s failure to provide the same within ten (10) days following the Landlord’s written demand therefor shall entitle the Landlord to immediately draw 100% of the then current letter of credit and hold the proceeds as a cash Security Deposit in accordance with subsection 29.1 of this Agreement. In the case of the issuer being placed in receivership by the Federal Deposit Insurance Corporation or other governmental entity, the failure of the Federal Deposit Insurance

Corporation or other governmental entity to honor the presentation of documentation by the Landlord to draw 100% of the then current letter of credit shall be an Event of Default under this Agreement. The letter of credit shall be held by the Landlord as a Security Deposit for the Tenant’s performance of all the Tenant’s obligations under this Agreement. The Landlord, in its sole discretion, may draw upon the Security Deposit to cure any Event of Default under this Agreement. If any such application is made, upon notice by the Landlord to the Tenant, the Tenant shall promptly replace the amount so applied in the form of an additional letter of credit with otherwise similar terms. The letter of credit shall be for a term equal to the Term or, if the issuer of the letter of credit regularly and customarily only issues letters of credit for shorter terms, for the longest of such shorter regular and customary terms, but in no event for a term shorter than one year. If the letter of credit is issued for a term shorter than the Term, the letter of credit shall contain an “evergreen clause” which shall provide for automatic renewals, without written amendment, for successive terms each of which is equal to such term, unless the issuer gives to the Landlord at least sixty (60) days’ written notice of cancellation or non-renewal of the letter of credit prior to the expiration date of the letter of credit. In the event that the issuer gives such notice, the Tenant shall obtain and deliver to the Landlord a substitute letter of credit that complies in all respects with the requirements of this subsection, no later than thirty (30) days prior to expiration of the term of the then current letter of credit. If the Tenant shall fail to obtain and deliver to the Landlord on a timely basis any such conforming substitute letter of credit, the Landlord shall have the right to draw 100% of the then current letter of credit and hold the proceeds as a cash Security Deposit in accordance with subsection 29.1 of this Agreement.

30 Representations. The Tenant hereby represents and warrants that:

30.1. no broker or other agent has shown the Leased Premises or the Building to the Tenant, or brought either to the Tenant's attention, except Cushman and Wakefield of New Jersey, Inc., (“Broker”) whose entire commission therefor is set forth in a separate document and which commission the Tenant understands will be paid by the Landlord directly to the person named.

30.1.1 Each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than the Broker (it being understood that Landlord shall indemnify Tenant against any claims by the Broker) with respect to Tenant’s indemnity of Landlord who alleges that it has dealt with the indemnifying party in connection with this Agreement or the Building. The provisions of this Section 30.1.1 shall survive the expiration or earlier termination of this Agreement.

30.1.2 the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant have been duly and validly authorized by its general partners, to the extent required by their partnership agreement and applicable law, if the Tenant is a partnership or, if the Tenant is a limited liability company, by its representative(s) and members to the extent required by their operating agreement and applicable law or, if the Tenant is a corporation, by its board of directors and, if necessary, by its stockholders at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; and no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to the Tenant's execution and delivery of this Agreement;

30.1.3 the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant will not result in a breach or violation of, or constitute a default under, the provisions of any statute, charter, certificate of incorporation or bylaws or partnership agreement of the Tenant or any affiliate of the Tenant, as presently in effect, or any indenture, mortgage, lease, deed of trust, other agreement, instrument, franchise, permit, license, decree, order, notice, judgment, rule or order to or of which the Tenant or any affiliate of the Tenant is a party, a subject or a recipient or by which the Tenant, any affiliate of the Tenant or any of their respective properties and other assets is bound; and

30.1.4 (i) the Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) the Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls the Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Agreement or any subletting of all or any portion of the Leased Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, is expressly understood and agreed that (x) any breach by the Tenant of the foregoing representations and warranties shall be deemed a default by the Tenant under subsection 22.2 of this Agreement and shall be covered by the indemnity provisions of section 27 of this Agreement, and (y) the representations and warranties contained in this subsection 30.4 shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement.

30.2 The Landlord hereby represents and warrants that:

30.2.1 to the Best of the Landlord’s knowledge, the Building, the Property, and the Leased Premises comply with all applicable Laws as of the date of this Agreement; and

30.2.2 The Landlord shall be responsible for causing the Property and the Building, including the Leased Premises, to comply with all applicable Laws at all times during the Term, as the same may be extended as provided herein, except to the extent of any alterations, improvements or other modifications to the Leased Premises made by the Tenant or required solely as a result of the Tenant’s unique and specific use of the Leased Premises, which shall be the Tenant’s responsibility, at the Tenant’s sole cost and expense.

30.2.3 to the best of the Landlord’s knowledge, as of the date hereof and throughout the Term, the Building and the Leased Premises are free of asbestos and any hazardous waste or toxic materials that shall have been identified by the scientific community or by any Federal, state or local statute (including, without limiting the generality of the foregoing, the Spill Compensation and Control Act (58 N.J.S.A. 23.11 et seq.) and the Industrial Site Recovery Act (13 N.J.S.A. 1 K-6 et seq.) (collectively, “Hazardous Materials”), as they may be amended), ordinance, rule, regulation or order as toxic or hazardous to health or to the environment, except deminimus quantities of janitorial and property management supplies in accordance with all applicable laws, rules and regulations;

30.2.4 There is no Ground Lease, Mortgage or other encumbrance on the Leased Premises or the Property, which would prohibit Landlord from leasing the Leased Premises to Tenant or for Tenant to leased the Leased Premises from Landlord. No Other Tenants have a right of first refusal or other right with respect to the Leased Premises.

31 Reservation in Favor of Tenant. Neither the Landlord's forwarding a copy of this document to any prospective tenant nor any other act on the part of the Landlord prior to execution and delivery of this Agreement by the Landlord shall give rise to any implication that any prospective tenant has a reservation, an option to lease or an outstanding offer to lease any premises.

32 Tenant's Certificates and Mortgagee Notice Requirements.

32.1 Promptly upon request of either the Landlord or the Tenant at any time or from time to time, but in no event more than ten (10) days after the respective request, the requested party (whether Landlord or Tenant) shall execute, acknowledge and deliver to the requesting party or its designee an estoppel or other certificate, satisfactory in form and substance to the requesting party and any of its mortgagees, ground lessors or lessees or transferees or prospective mortgagees, ground lessors or lessees or transferees, with respect to any of or all the following matters:

32.1.1 whether this Agreement is then in full force and effect;

32.1.2 whether this Agreement has not been amended, modified, superseded, canceled, repudiated or revoked;

32.1.3 whether the Landlord has satisfactorily completed all construction work, if any, required of the Landlord or contractors selected and retained by the Landlord in connection with readying the Leased Premises for occupancy by the Tenant in accordance with section 5 of this Agreement;

32.1.4 whether the Tenant is then in actual possession of the Leased Premises;

32.1.5 whether, to the knowledge of the party executing the certificate, the party executing the certificate then has any known defenses or counterclaims under this Agreement or otherwise against the other party or with respect to the Leased Premises;

32.1.6 whet whether, to the knowledge of the party executing the certificate, the party executing the certificate, the other party is then in breach of this Agreement in any respect;

32.1.7 whether the party executing the certificate then has no knowledge of any assignment of this Agreement, the pledging or granting of any security interest in this Agreement or in Rent due and to become due under this Agreement;

32.1.8 whether Rent is not then accruing under this Agreement in accordance with its terms;

32.1.9 whether any Rent is not then in arrears;

32.1.10 whether Rent due or to become due under this Agreement has not been prepaid by more than one month;

32.1.11 if the response to any of the foregoing matters is in the negative, a specification of all the precise reasons that necessitated the negative response in each instance; and

32.1.12 any other matter reasonably requested by the requesting party or any of its mortgagees, ground lessors or lessees or transferees or prospective mortgagees, ground lessors or lessees or transferees, including, without limiting the generality of the foregoing, such information as may be requested for purposes of assuring compliance with the Industrial Site Recovery Act (13 N.J.S.A. 1K-6 et seq.), as it may be amended, and any other applicable Federal, state or local statute, ordinance, rule, regulation or order concerned with environmental matters.

32.2 If, in connection with the Landlord's or a prospective transferee's obtaining financing or refinancing of the Carnegie Center Complex, the Property, the Building, the Common Facilities, any portion thereof or any interest therein, the Landlord or a prospective lender shall so request, the Tenant shall furnish to the requesting party within fifteen (15) days of the request:

32.2.1 its written consent to any requested reasonable modifications of this Agreement provided that, in each such instance, the requested modification does not increase the Tenant’s monetary obligations hereunder otherwise due or, in the reasonable judgment of the Tenant, otherwise increase the obligations of the Tenant under this Agreement or adversely affect the Tenant's leasehold interest created hereby or the Tenant's use and enjoyment of the Leased Premises (except in the circumstances contemplated by section 16 of this Agreement); and

32.2.2 in the event Tenant is no longer publicly traded, summary financial information regarding its financial position as of the close of its most recently completed fiscal year and its most recently completed interim fiscal period and regarding its results of operations for the periods then ended and comparable year earlier periods, certified by the Tenant's chief financial officer to be a complete, accurate and fair presentation of the summary financial information purporting to be set forth therein.

32.3 If the Landlord or any of its mortgagees gives notice to the Tenant of any of their respective names and addresses from time to time, the Tenant shall give notice to each such mortgagee of any notice of breach or default previously or afterwards given by the Tenant to the Landlord under this Agreement and provide in such notice that if the Landlord has not cured such breach or default within any permissible cure period then such mortgagee shall have the same notice, cure, and grace periods, if such default cannot practically be cured within such period, but provided that such period shall in no event exceed forty-five (45) days in the aggregate from the date of Lender’s receipt of a copy of Tenant's notice of Landlord's default. Upon request of the Landlord at any time or from time to time, the Tenant shall execute, acknowledge and deliver to the Landlord or its designee an acknowledgment of receipt of any such notice, an acknowledgment of receipt of any notice of assignment of this Agreement or rights hereunder by the Landlord to any of its mortgagees and the Tenant's agreement to the foregoing effect on the respective forms, if any, furnished by the Landlord or the respective mortgagees.

33 Appraisal, Waiver of Jury Trial and Arbitration.

33.1 If the Landlord and the Tenant are unable, at any time of reference, to agree on the Market Rental Rate whenever a determination of the Market Rental Rate is required under this Agreement (other than in the context of Holdover Damages), within 15 days after this appraisal procedure is invoked by either party, each shall appoint one qualified appraiser of its choice which two appraisers shall then together choose a third qualified appraiser within 10 days after their appointment. Within 20 days after the appointment of the third appraiser, each of the three appraisers shall submit his or her opinion of the Market Rental Rate, as defined in, and at the time specified by, the definition of Market Rental Rate set forth in Exhibit E attached hereto, by notice to the Landlord and the Tenant. The Market Rental Rate shall be the arithmetic mean of the two closest appraisers’ opinions, unless the absolute difference between the middle opinion and the highest and lowest opinion, respectively, is equal, in which case the middle opinion shall be the Market Rental Rate. Any determination of the Market Rental Rate in accordance with this subsection 33.1 of the Agreement shall be final and binding on, and not appealable by, the Landlord and the Tenant with respect to the respective instance in which the appraisal procedure was invoked. An appraiser shall be qualified, as that phrase is used in this subsection 33.1 of the Agreement, if he is independent, a member in good standing of the Appraisal Institute (successor to the American Institute of Real Estate Appraisers), has substantial prior experience appraising the market rental values of leased offices in office buildings located in central New Jersey and is not named in subsection 30.1 of this Agreement. The expense of the third appraiser shall be borne equally by the Landlord and the Tenant; otherwise each party shall bear the expense of its respective appraiser.

33.2 The parties hereby waive any right they might otherwise have to a trial by jury in connection with any dispute arising out of or in connection with this Agreement or the use and occupancy of the Leased Premises; and, except as otherwise set forth in subsection 33.1 of this Agreement, they hereby consent to arbitration of any such dispute in Princeton, New Jersey, in accordance with the rules for commercial arbitration of the American Arbitration Association or a successor organization, except that, (i) Landlord, in its sole discretion, may, with respect to any dispute involving either the Landlord's right to re-enter and re-take possession of the Leased Premises or (ii) either Landlord or Tenant with respect to any determination of money damages following the occurrence of an Event of Default under this Agreement, elect to pursue any of or all its rights in any court of competent jurisdiction. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

34 Severability. If any term or provision of this Agreement, including, but not limited to, any waiver of contribution or claims, indemnity obligation, or limitation of liability or of damages, or the application of any such term or provision to any person or circumstance shall to any extent be conclusively determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

35 Notices. All notices contemplated by, permitted or required by this Agreement shall be in writing. All notices required by this Agreement shall be personally delivered or forwarded by certified mail--return receipt requested, or by a nationally recognized overnight delivery service provided confirmation can be readily obtained of delivery on the next business day, addressed as follows:

If to the Landlord:

210 Associates Limited Partnership

c/o Boston Properties Limited Partnership

Attention:

with a copy to:

210 Associates Limited Partnership

c/o Boston Properties Limited Partnership

Attention:

If to the Tenant:

Acadia Pharmaceuticals

Attention:

E-mail:

with a copy to:

Acadia Pharmaceuticals

Attention:

E-mail:

with a copy to:

Nixon Peabody LLP

Attention:

E-mail:

Either party may from time to time change the address prescribed in this Agreement for notices to it by notice to the other. All notices required under this Agreement shall be deemed given upon their deposit, properly addressed and postage prepaid, in a postal depository or upon personal delivery to the intended party or the next business day after delivery to an overnight courier as described above provided confirmation of delivery on the next business day is obtained, in either case, regardless of whether delivery shall be refused. Notice given by counsel for either party on behalf of such party shall be deemed valid notices if addressed and sent in accordance with the provisions of this Section.

36 Captions. Captions have been inserted at the beginning of each section of this Agreement for convenience of reference only and such captions shall not affect the construction or interpretation of any such section of this Agreement.

37 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall constitute an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement.

38 Applicable Law. This Agreement and the obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

39 Exclusive Benefit. Except as may be otherwise specifically set forth in this Agreement, this Agreement is made exclusively for the benefit of the parties hereto and their permitted assignees and no one else shall be entitled to any right, remedy or claim by reason of any provision of this Agreement.

40 Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

41 Amendments. This Agreement contains the entire agreement of the parties hereto, subsumes all prior discussions and negotiations and, except as may otherwise be specifically set forth in this Agreement, this Agreement may not be amended or otherwise modified except by a writing signed by all the parties to this Agreement.

42 Waiver. Except as may otherwise be specifically set forth in this Agreement, the failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty set forth in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement. The Landlord's acceptance of, or endorsement on, any partial payment of Rent or any late payment of Rent from the Tenant shall not operate as a waiver of the Landlord's right to the balance of the Rent due on a timely basis regardless of any writing to the contrary on, or accompanying, the Tenant's partial payment or the Landlord's putative acquiescence therein.

43 Course of Performance. No course of dealing or performance by the parties, or any of them, shall be admissible for the purpose of obtaining an interpretation or construction of this Agreement at variance with the express language of the Agreement itself.

44 Landlord’s Concessions.

44.1 If, (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not then be a History of Recurring Events of Default (based only on the immediately preceding twelve (12) month period), the Landlord hereby grants to the Tenant a non-exclusive license (the “Antenna License”):

44.1.1 during the Term, at its sole cost and expense, to install, maintain and replace a single antenna and associated equipment (the “Antenna”) on the roof of the Building and in other Common Facilities in the Building, at such locations to be approved by the Landlord in its sole discretion (the “Antenna Licensed Area”) in accordance with plans to be submitted by the Tenant to the Landlord regarding the installation (or, when applicable, the replacement) of the Antenna, which shall include Antenna specifications, an electrical/cabling routing diagram, and the location of the devices the Antenna is intended to serve (the “Antenna Plan”); and

44.1.1.1 during the Term to use and operate the Antenna exclusively for the Antenna Licensed Use (as hereinafter defined); and

44.1.1.2 have such access to the Antenna Licensed Area as may be necessary to accomplish the foregoing.

44.1.2 The Landlord is making the Antenna Licensed Area available to the Tenant under the Antenna License granted hereby in the Antenna Licensed Area’s present “AS IS” condition. The Landlord makes no warranty or representation that the Antenna Licensed Area is suitable for the Antenna Licensed Use. The Tenant shall make whatever examination and study it deems necessary or appropriate to ascertain whether the Antenna Licensed Area is suitable for the Antenna Licensed Use. The Antenna License granted hereby is not exclusive; and the Landlord hereby reserves the right to grant, renew or extend similar or dissimilar licenses to any and all other persons. The Tenant’s availing itself of any rights or incurring any obligations under or in connection with the Antenna License granted hereby shall be exclusively at the Tenant’s expense and risk. The Tenant shall use the Antenna exclusively for telecommunications purposes to serve the Leased Premises (the “Antenna Licensed Use”). During the Antenna License, the Tenant shall: (i) maintain and repair both the Antenna and the Antenna Licensed Area; (ii) not damage the electrical or other systems or the structure of the Building or the Property or that of any tenant of Other Leased Premises in the course of installation, maintenance, operation, replacement, or removal of the Antenna; (iii) not permit or suffer the Antenna to interfere with the communications, data or video wires or cables of any other person or the signals carried thereby or by electromagnetic broadcast or with the computer equipment of any other person; and (iv) comply with all applicable Federal, state and local statutes, rules, regulations and ordinances and with rulings and orders of any governmental authority with jurisdiction regarding the Antenna or its installation, replacement, maintenance, removal or use. Prior to installation, the Tenant shall provide the Landlord with one complete copy of each of the Antenna’s full specifications, installation manual, operational manual and any other manual provided by the manufacturer or installer and intended for the end user.

44.1.3 The Tenant shall utilize the Landlord’s supplied common antenna junction box and wireway conduit located on the roof of the Building for the installation of the Antenna.

44.1.4 Notwithstanding anything to the contrary set forth in this subsection 44.1, the Tenant shall not install any Antenna of such a size and weight that, in the reasonable opinion of the Landlord’s structural engineer, would require any structural reinforcement of the Building or any of its components.

44.1.5 Upon termination of the Term, the Tenant shall, at its sole cost and expense, remove the Antenna and related wiring from the Antenna Licensed Area and the Leased Premises and restore: (i) any portions of the Antenna Licensed Area, the Leased Premises, the Building and the Property damaged in the process and (ii) the Antenna Licensed Area and the Leased Premises substantially to their condition immediately prior to the commencement of the installation of the Antenna, reasonable wear and use excepted.

44.2 If, prior to the respective date of exercise thereof, (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) there shall not then be a History of Recurring Events of Default (based only on the immediately preceding twelve (12) month period), , the Tenant shall have the right, exercisable exclusively at the time and in the manner set forth below in subsection 44.2.1 of this Agreement, to require that the Landlord (subject to any similar obligations of the Landlord to any tenants of the Carnegie Center Complex at the time such notice is received and provided that the Landlord is not negotiating with another prospective tenant or existing tenant of the Carnegie Center Complex for such space at the time that such notice is received) whenever the Landlord becomes aware of Available Space in the Building, give notice to the Tenant offering to lease such space to the Tenant at the Market Rental Rate then in effect (and specifying same) for a term commencing on the date set forth in the Landlord’s notice and continuing for the greater of (a) the balance of the Term (which, for the avoidance of doubt, includes any Renewal Terms), or (b) five (5) years, and the Tenant shall have the right, exercisable exclusively at the time and in the manner set forth below in subsection 44.2.2 of this Agreement, to accept such gross rentable floor space at the Market Rental Rate so specified for a term commencing on the date set forth in the Landlord’s notice and continuing for the greater of (a) the balance of the Term (which, for the avoidance of doubt, includes any Renewal Terms)., or (b) five (5) years. Such requirement on the Landlord shall commence on the tenth (10th) day after the Tenant shall have timely and otherwise properly given each such notice to the Landlord and shall continue in effect until the earlier of: (i) the Tenant’s timely and otherwise proper acceptance of any such offer made by the Landlord, (ii) the Tenant’s failure to timely and otherwise properly accept any such offer made by the Landlord, or (iii) six (6) months after the Tenant shall have timely and otherwise properly given such notice to the Landlord provided that during such six (6) month period, there was no Available Space in the Building (and, for the avoidance of doubt, if there is no Available Space in the Building during such six (6) month period as described in subclause (iii), the Tenant’s Right to Lease Additional Space shall not be extinguished and shall remain in force and effect, so that the Tenant may thereafter provide notice again in the future in accordance with this Section 44.2). This is the “Right to Lease Additional Space”. The Right to Lease Additional Space may not be exercised by any person other than the original Tenant, Acadia Pharmaceuticals, Inc., or by an assignee of the Tenant to which the Tenant has assigned this Agreement in accordance with the terms of subsection 17.6 of this Agreement.

44.2.1 The Tenant shall exercise its right to require the Landlord to give the notices and make the offers contemplated by subsection 44.5 of this Agreement by giving timely and otherwise proper notice to the Landlord of its desire to lease additional space.

44.2.2 The Tenant shall exercise its right to accept the Landlord’s offer of additional space contemplated by subsection 44.5 of this Agreement, by giving notice of acceptance to the Landlord within five (5) days after the Landlord gives notice of the offer to the Tenant. All additional space leased by the Tenant pursuant to the exercise of the Right to Lease Additional Space shall be taken AS IS, provided same is vacant, broom clean, free of all tenancies and occupancies. If the Tenant fails timely to accept any such offer of the Landlord pursuant to subsection 44.2 of this Agreement, its Right to Lease Additional Space shall thereupon terminate and be of no further force and effect.

44.3 If, prior to the respective date of exercise thereof, (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not then be a History of Recurring Events of Default (based only on the immediately preceding twelve (12) month period), at any time during the Term (subject to any similar obligations of the Landlord to any tenants of the Building as of the date of this Agreement) whenever the Landlord receives an offer or a request for proposal from a third party for available space on the third floor of the Building or for available space contiguous to the Leased Premises (the “ROFO Space”), the Landlord shall give notice to the Tenant offering to lease such space to the Tenant at the Market Rental Rate then in effect (and specifying same) for a term commencing on the date set forth in the Landlord’s notice and continuing for the greater of (a) the balance of the Term (which, for the avoidance of doubt, includes any Renewal Terms), or (b) five (5) years, and the Tenant shall have the right, exercisable exclusively at the time and in the manner set forth below in subsection 44.3.1 of this Agreement, to accept such gross rentable floor space at the Market Rental Rate so specified for a term commencing on the date set forth in the Landlord’s notice and continuing for the greater of (a) the balance of the Term, or (b) five (5) years. This is the “Right of First Offer”. The Right of First Offer may not be exercised by any person other than the original Tenant Acadia Pharmaceuticals, Inc., or by an assignee of the Tenant to which the Tenant has assigned this Agreement in accordance with the terms of subsection 17.6 of this Agreement.

44.3.1 The Tenant shall exercise its right to accept the Landlord’s offer of the ROFO Space contemplated by subsection 44.3 of this Agreement, by giving notice of acceptance to the Landlord within ten (10) days after the Landlord gives notice of the offer to the Tenant and indicating in that notice whether or not the Market Rental Rate for such ROFO Space during the balance of the Expiring Term, as set forth in the Landlord’s notice, is acceptable. All additional space leased by the Tenant pursuant to the exercise of the Right of First Offer shall be taken AS IS. If the Tenant fails timely to accept any such offer of the Landlord pursuant to subsection 44.3 of this Agreement, the Landlord shall be free, for a period of twelve (12) months to sign such specific subject space offered by the Landlord with the third party offeror. If, however, the Landlord does not complete the proposed lease for such ROFO Space within the aforesaid twelve (12) month period then Tenant's Right of First Offer provided for in Section 44.3 shall once again apply, and Landlord shall not complete such proposed lease without first giving a new Right of First Offer to Tenant in compliance with the terms hereof. If Tenant waives its Right of First Offer hereunder and Landlord fails to consummate the proposed lease, Tenant shall continue to have a Right of First Offer for the ROFO Space.

44.3.2 The Basic Rent for such ROFO Space during the balance of the Term shall be the Market Rental Rate for such ROFO Space during the balance of the Term, as set forth in the Landlord's notice to the Tenant, unless the Tenant, in the Tenant's notice contemplated by the first sentence of subsection 44.3.1 of this Agreement affirmatively indicates that the Market Rental Rate, as set forth in the Landlord’s notice, is not acceptable, in which case the Basic Rent for such ROFO Space during the balance of the Term shall be the Market Rental Rate as determined in accordance with the procedure described in subsection 33.1 of this Agreement. Notwithstanding anything contained herein to the contrary, in the event that the Market Rental Rate for such ROFO Space has not been determined in accordance with the terms of this section 44 prior to the commencement date of the term for such ROFO Space as such commencement date is specified by the Landlord in its notice to the Tenant, the Tenant shall, in the interim, pay Basic Rent for such ROFO Space at the annual rate based upon the then annual rate of Basic Rent per square foot of gross rentable floor space for the Leased Premises, until such time as the Market Rental Rate for such ROFO Space is determined in accordance with the terms of this section 44 (“Interim Basic Rent Payments”). If upon the determination of the Market Rental Rate for such ROFO Space in accordance with the terms of this section 44, the annual rate of Basic Rent so determined is greater than the annual rate of Basic Rent for such ROFO Space upon which the Interim Basic Rent Payments were based, then the Tenant shall pay to the Landlord the amount of the underpayment with respect to the Interim Basic Rent Payments within thirty (30) days after such determination. If upon the determination of the Market Rental Rate for such ROFO Space in accordance with the terms of this section 44, the annual rate of Basic Rent so determined is less than the annual rate of Basic Rent for such ROFO Space upon which the Interim Basic Rent Payments were based, then the Landlord shall credit to the Tenant the amount of the overpayment with respect to the Interim Basic Rent Payments against the Basic Rent next due and payable under this Agreement.

44.4 Early Termination Option. If, prior to the date of exercise thereof and the date of effectiveness thereof, (i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it, the Tenant shall have one option, exercisable exclusively at the time and in the manner set forth below in this subsection 44.3, to terminate the Term effective eighty-four (84) months from the Rent Commencement Date (the “Early Termination Date”. This is the “Option to Terminate Early”. In the event the Tenant desires to exercise the Option to Terminate Early, the Tenant shall give timely notice of its exercise to the Landlord [***] prior to the Early Termination Date and enclosing with such notice full payment of that amount which is equal to the sum of: (x) the unamortized portion plus interest at a rate of [***] percent ([***]%) of (i) the total amount credited, reimbursed or paid by the Landlord as contemplated by section 5 of this Agreement, (ii) the total brokerage commission paid to the broker named in subsection 30.1.1 of this Agreement, (iii) the total amount of the Basic Rent concession during the Rent Concession Period, plus (y) [***] then current Rent as of the Tenant’s exercise of the Option to Terminate Early, plus (z) any remaining repayment of the Supplemental Contribution including interest through the end of the Initial Term. Said sum shall be in addition to all Rent otherwise due under this Agreement during the Term until the Early Termination Effective Date. The Tenant’s giving such notice shall thereby rescind any Right to Lease Additional Space or Right of First Offer which the Tenant has theretofore timely and otherwise properly exercised regarding Additional Leased Premises or ROFO Space, whose respective commencing date has not yet occurred, if the Landlord so elects by notice to the Tenant, to the same extent as if it had been properly exercised at all and cancel any Right to Leased Additional Space or Right of First Offer not theretofore properly exercised by the Tenant. The Option to Terminate Early may not be exercised by any Person other than the original Tenant, ACADIA Pharmaceuticals Inc., or by an assignee of the Tenant to which the Tenant has assigned this Agreement in accordance with the terms of subsection 17.6 of this Agreement.

44.5 If, (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not then be a History of Recurring Events of Default (based only on the immediately preceding twelve (12) month period), the Landlord hereby grants to the Tenant a non-exclusive license (the “License”):

44.5.1 during the term, at its sole cost and expense, to install (at any time after the date of execution hereof by both parties), maintain and replace a single emergency electrical generator and associated equipment (the “Generator Equipment”) utilizing the Common Facilities, including an area located on the Property outside of the Building, utility rooms and areas above the ceiling of the Leased Premises, at such locations to be approved by Landlord in its sole discretion (the “Licensed Areas”) in accordance with plans to be submitted by the Tenant to the Landlord regarding the installation (or, when applicable, the replacement) of the Generator Equipment, which shall include Generator Equipment specifications, the location of the Generator Equipment, a coolant and condensate piping diagram, an electrical/cabling routing diagram, a diagram of the means of support for the unit to be placed on the grounds of the Property outside of the Building, and the location of the devices the Generator Equipment is intended to serve (the “Generator Equipment Plan”); and

44.5.1.1 during the Term to use and operate the Generator Equipment exclusively for the Licensed Use (as hereinafter defined); and

44.5.1.2 have such access to the Licensed Areas as may be necessary to accomplish the foregoing.

44.5.2 The Landlord is making the Licensed Areas available to the Tenant under the License granted hereby in the Licensed Areas’ present “AS IS” condition. The Landlord makes no warranty or representation that the Licensed Areas are suitable for the Licensed Use. The Tenant shall make whatever examination and study it deems necessary or appropriate to ascertain whether the Licensed Areas are suitable for the Tenant’s Licensed Use including the Licensed Area’s load bearing capacity. The License granted hereby is not exclusive; and the Landlord hereby reserves the right to grant, renew or extend similar or dissimilar licenses to any and all other persons. The Tenant’s availing itself of any rights or incurring any obligations under or in connection with the License granted hereby shall be exclusively at the Tenant’s expense and risk. The Tenant shall use the Generator Equipment exclusively to provide emergency electrical power to the Leased Premises during periods of electrical power outages and for normal Generator Equipment maintenance purposes (the “Licensed Use”). During the License, the Tenant shall: (i) maintain and repair both the Generator Equipment and the Licensed Area; (ii) not damage the electrical or other systems or the structure of the Building or the Property or that of any tenant of Other Leased Premises in the course of the installation, maintenance, operation, replacement, or removal of the Generator Equipment; (iii) not permit or suffer the electricity generated by the Generator Equipment to interfere with the regular distribution of electricity throughout the Building and the Property; (iv) not permit or suffer the electricity generated by the Generator Equipment to interfere with the communications, data or video wires or cables of any other person or the signals carried thereby or by electromagnetic broadcast or with the computer equipment of any other person; and (v) comply with all applicable Federal, state and local statutes, rules, regulations and ordinances and with rulings and orders of any governmental authority with jurisdiction regarding the Generator Equipment or its installation, replacement, maintenance, removal or use. Prior to installation the Tenant shall provide the Landlord with one complete copy of each of the Generator Equipment’s full specifications, installation manual, operational manual and any other manual provided by the manufacturer or installer and intended for the end user or its engineer. The Licensed Areas shall be exclusive to the Tenant. Notwithstanding the foregoing sentence, at any time and from time to time during the Term, on at least thirty (30) days’ prior notice to the Tenant, the Landlord shall have the right, to relocate the Generator Equipment to another area on the Property which shall become the substitute Licensed Area, provided that the Tenant is able to continue to use the Generator Equipment for the Licensed Use pursuant to this subsection 44.5. In the event that the Landlord shall exercise this right of relocation, the Landlord shall remove, relocate and reinstall the Generator Equipment, all at the sole cost and expense of the Landlord.

44.5.3 Notwithstanding anything to the contrary set forth in this subsection 44.5, the Tenant shall:

44.5.3.1 not install any component of the Generator Equipment of such a size and weight that, in the reasonable opinion of the Landlord’s structural engineer, would require any structural reinforcement of the Property;

44.5.3.2 not remove, except to repair or replace, any component of the Generator Equipment without the prior written consent of the Landlord, which consent may be withheld for any reason in the sole discretion of the Landlord; and

44.5.3.3 upon termination of the Term, at the sole option of the Landlord, at the Tenant’s sole cost and expense, remove the Generator Equipment from the Licensed Areas and restore: (i) any portions of the Licensed Areas, the Building and the Property damaged in the process, and (ii) the Licensed Areas substantially to their condition immediately prior to the commencement of the installation of the Generator Equipment, including, but not limited to, compliance with all applicable environmental laws, rules and regulations.

45 Electronic Signatures. The parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

46 Deemed Approval. For all purposes of this Lease, whenever Tenant shall have requested the consent of Landlord or when Landlord is otherwise required to respond to Tenant’s written request for Landlord’s approval of the subject matter for which the Landlord’s consent is required, Landlord shall respond within (10) business days following delivery of such request, and if Landlord fails to object to such request within the said (10) business day period, then Tenant may send a second notice advising Landlord that its failure to respond within five business (5) days will be deemed a consent to the subject request. In the event of such failure by Landlord to respond to such second request within five business (5) days, the requested consent shall be deemed given by Landlord to Tenant. Such deemed approval concept shall apply with respect to any instance in this Lease where Landlord’s consent may be granted or withheld and where such concept is not otherwise provided for.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

LANDLORD:

210 ASSOCIATES LIMITED PARTNERSHIP, a New Jersey limited partnership

By: BP III LLC, a Delaware limited liability company, its general partner

By: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

By: BXP, Inc., a Delaware corporation, its general partner

By: /s/ Hilary Spann____

Name: Hilary Spann

Title: Executive Vice President

TENANT:

ACADIA PHARMACEUTICALS, INC., a Delaware corporation

By:_/s/ Catherine Owen Adams___

Name: Catherine Owen Adams

Title: Chief Executive Officer

By:_/s/ Mark Schneyer____

Name: Mark Schneyer

Title: EVP, Chief Financial Officer

EXHIBIT A

LEASED PREMISES FLOOR SPACE DIAGRAM

[***]

2

EXHIBIT B

PROPERTY DESCRIPTION

DESCRIPTION OF 210 CARNEGIE CENTER

WEST WINDSOR TOWNSHIP

MERCER COUNTY, NEW JERSEY

[***]

1

EXHIBIT C

BUILDING DESCRIPTION

[***]

EXHIBIT D

BUILDING RULES AND REGULATIONS

[***]

1

EXHIBIT E

DEFINITIONS AND INDEX OF DEFINITIONS

In accordance with section 1 of the Agreement of which this exhibit is a part, throughout the Agreement the following terms and phrases shall have the meanings set forth or referred to below:

1
"Additional Leased Premises" means any portion of the interior of the Building (as viewed from the interior of the respective Additional Leased Premises) bounded by the interior sides of the unfinished floor and the finished ceiling on the applicable floor of the Building, the centers of all Common Walls and the exterior sides of all walls other than Common Walls that the Tenant may lease (other than the Leased Premises) in the Building pursuant to the Tenant's exercise of the Right to Lease Additional Space.

2
"Additional Rent" means all amounts, other than Basic Rent and any Security Deposit, required to be paid by the Tenant to the Landlord in accordance with this Agreement.

3
“Affiliate” of any person means a person controlling, controlled by, or under common control with, that person.

4
"Agreement" means this Lease and Lease Agreement (including exhibits), as it may have been amended.

5
"Annual Amortized Capital Expenditure" means the payment amount determined as an annuity in arrears using the cost incurred by the Landlord for any Capital Expenditure as the present value, the number of years of its useful life (not exceeding ten (10) years) selected by the Landlord in accordance with generally applied real estate accounting practice as the number of periods and the Base Rate in effect when the respective improvement is first placed into service plus [***] additional percentage points as the annual rate of interest; provided, however, if the Landlord reasonably concludes that a particular Capital Expenditure will effect savings in Operational Expenses, including, without limitation, energy, labor or other cost savings (“Projected Savings”), and if the “Projected Payback Period”, as hereinafter defined, will be less than the useful life of the Capital Expenditure as determined above, then the Landlord shall amortize the Capital Expenditure based upon the Projected Payback Period, together with interest thereon at the interest rate as stated above in equal monthly payments. For the purpose herein, the “Projected Payback Period” shall be defined as the number of months or portion thereof required for the Projected Savings in Operational Expenses to equal the cost incurred by the Landlord for such Capital Expenditure.

6
“Available Space” means, when used in the context of the Right to Lease Additional Space, Other Leased Premises [***] that will become available for lease to others, generally and without limitation or restriction, due to the termination of the term of the lease with its then present tenant and the tenant's unwillingness to renew or otherwise extend the term, regardless of whether any such renewal or other extension is pursuant to a renewal or extension right or option set forth in the then present tenant's lease, or not.

7
"Base Rate" means the prime commercial lending rate per year as announced from time to time by JP Morgan Chase Bank (National Association) at its principal office in New York City.

8
"Base Year" means the full calendar year 2026 with respect to Operational Expenses and Taxes.

9
"Base Year Operational Expenses" means actual Operational Expenses incurred by the Landlord with respect to the Base Year adjusted as follows: projected and extrapolated to assume [***]% occupancy of the Building at any time when the Building is less than [***]% occupied. Base Year Operational Expenses shall not include increases due to extraordinary circumstances, including but not limited to, Force

1

Majeure, boycotts, conservation surcharges, security concerns, embargoes or shortages.

10
"Base Year Taxes" means actual Taxes incurred by the Landlord with respect to the Property and the Building with respect to the Base Year.

11
"Basic Rent" is defined in subsection 3.2 of this Agreement.

12
"Building" means the office building erected on the Property which is commonly known as 210 Carnegie Center, Princeton, New Jersey 08540, as it may, in the Landlord's sole discretion, be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term. As the Building is presently constructed it consists of 159,498 gross rentable square feet of floor space.

13
“Building Description” means Exhibit C attached hereto which generally describes the type of construction of the Building.

14
"Building Standard" is defined in Exhibit C of this Agreement.

15
"Capital Expenditure" is defined in subsection 10.3 of this Agreement.

16
“Carnegie Center Complex” means the office development commonly known as Carnegie Center, Princeton (West Windsor Township), New Jersey, bounded on the north by Alexander Road and on the west by U.S. Route 1.

17
"Commencement Date" is defined in section 4 of this Agreement.

18
"Common Facilities" means the areas, facilities and improvements provided by the Landlord in the Building (except the Leased Premises and the Other Leased Premises) and on the Property, including, without limiting the generality of the foregoing, the Parking Facilities and driveways on the Property, for non-exclusive use by the Tenant in accordance with subsection 2.2 of this Agreement, as they may, in the Landlord's sole but reasonable discretion, be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term.

19
"Common Walls" means those walls which separate the Leased Premises from Other Leased Premises.

20
"Electric Charges" means all the supplying utility's charges for, or in connection with, furnishing electricity including charges determined by actual usage, any seasonal adjustments, demand charges, energy charges, energy adjustment charges and any other charges, howsoever denominated, of the supplying utility, including sales and excise taxes and the like.

21
"Event of Default" is defined in section 22 of this Agreement.

22
"Expiring Term" means, at the time of reference, the Term as it is then scheduled to expire.

23
“Force Majeure” means (i) strikes or other labor troubles, (ii) governmental preemption in connection with a national emergency, (iii) any rule, order or regulation of any government agency or any department or subdivision thereof, whether in connection with a drought, energy shortage or other like event or otherwise, (iv) any fact, condition or circumstance related to war, terrorism or other emergency, (v) fire, casualty or other acts of God (including the time necessary to repair any damage caused thereby), (vi) the inability to obtain labor or material due to shortage, governmental regulation or prohibition, or (vii) any other cause whatsoever beyond Landlord's or Tenant’s reasonable control, as the case may be.

2

24
The Tenant's "Guests" shall mean the Tenant's licensees, invitees and all others in, on or about the Leased Premises, the Building, the Common Facilities or the Property, either at the Tenant's express or implied request or invitation or for the purpose of soliciting or visiting the Tenant.

25
A "History of Recurring Events of Default" means [***].

26
"Holdover Damages" is defined in subsection 23.4 of this Agreement.

27
The "Index" means the "all items" index figure for the New York Northeastern New Jersey average of the Consumer Price Index for all urban wage earners and clerical workers which uses a base period of 1982-84=100, published by the United States Department of Labor, so long as it continues to be published. If the Index is not published for a period of three consecutive months, or if its base period is changed, the term "Index" shall mean that index, as nearly equivalent in purpose, function and coverage as practicable to the original Index, which the Landlord shall have designated by notice to the Tenant.

28
"Initial Term" means the period so designated in subsection 4.1 of this Agreement.

29
"Initial Year" means the first twelve (12) full calendar months immediately following the Rent Commencement Date (if the Rent Commencement Date occurs on other than the first day of a calendar month) or the first 12 full calendar months commencing on the Rent Commencement Date (if the Rent Commencement Date occurs on the first day of a calendar month).

30
"Landlord" means the person so designated at the beginning of this Agreement and those successors to the Landlord's interest in the Property and/or the Landlord's rights and obligations under this Agreement contemplated by section 26 of this Agreement.

31
"Landlord Party" or "Landlord Parties" shall mean the Landlord, any Affiliate of the Landlord, the Landlord's managing agents for the Building, each mortgagee, if any, each ground lessor, if any, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives.

32
“Landlord’s Contribution” is defined in section 5 of this Agreement.

33
"Lease Year" means any twelve (12) month period during the Term of the Lease commencing as of the Rent Commencement Date, or as of any anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first Lease Year shall further include the partial calendar month in which the first anniversary of the Rent Commencement Date occurs, and (ii) the remaining Lease Years shall be the successive twelve-(12)-month periods following the end of such first Lease Year.

34
"Leased Premises" means that portion of the interior of the Building (as viewed from the interior of the Leased Premises) bounded by the interior sides of the unfinished floor and the finished ceiling on the second and third floors (as the floors have been designated by the Landlord) of the Building, the centers of all Common Walls and the exterior sides of all walls other than Common Walls, the outline of which floor space is designated on the diagram set forth in Exhibit A attached hereto, which portion contains 52,771 square feet of gross rentable floor space; and references within this Agreement to the gross rentable floor space of the Leased Premises shall mean the quantity herein specified.

35
"Legal Holidays" means New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

3

36
"Market Rental Rate" means, at the time of reference, the gross rentable floor space of the Leased Premises multiplied by the greater of: (a) that annual rate of Basic Rent per square foot of gross rentable floor space which is then being quoted by the Landlord for comparable Other Leased Premises at which the Landlord, or other landlords, as the case may be, are then executing leases for new or renewing tenants for comparable leased space located in buildings in the Carnegie Center Complex and the buildings located at 7-9 Roszel Road, Princeton Overlook and University Square, all in West Windsor Township, New Jersey (or would then be quoted if comparable Other Leased Premises were then available), taking into consideration all relevant factors, including, if applicable: (i) the term of such lease, (ii) the terms of any workletter associated therewith, (iii) tenant improvement allowances, (iv) free rent or other concessions, and (v) the subject amount of square feet of gross rentable floor space, or (b) that annual rate of Basic Rent per square foot of gross rentable floor space in effect during the last twelve (12) months of the Expiring Term.

37
"Municipality" means the Township of West Windsor in Mercer County, New Jersey, or any successor municipality with jurisdiction over the Property.

38
"No Pass Through Period" means, in the context of Operational Expenses and Taxes, the period beginning on the Commencement Date and ending on December 31, 2026.

39
"Nuisance" means any condition or occurrence which unreasonably or materially interferes with the authorized use and enjoyment of the Other Leased Premises and the Common Facilities by any tenant of Other Leased Premises or by any person authorized to use any Other Leased Premises or Common Facilities or with the authorized use of any other areas, buildings or other improvements in the Carnegie Center Complex.

40
"Operational Expenses" is defined in subsection 10.2 of this Agreement.

41
“Option to Renew” is defined in subsection 6.1 of this Agreement.

42
“Option to Terminate Early” is defined in section 44 of this Agreement.

43
"Other Leased Premises" means all premises within the Building, with the exception of the Leased Premises, that are, or are available to be, leased to tenants or prospective tenants, respectively.

44
"Parking Facilities" means the parking area located on the Property, containing the approximate number of lined parking spaces set forth in the Building Description, which parking area is provided as Common Facilities.

45
"Person" includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a trust, an estate, an unincorporated group of persons and any group of persons.

46
"Property" means the parcel of land, as it may, in the Landlord's sole discretion, be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term, on which the Building is (or is about to be) erected. As the Property is presently constituted, it is more particularly described in Exhibit B attached hereto.

47
“Punchlist” shall mean a single written list prepared by the Landlord in coordination with Tenant at or about the date of achievement of Substantial Completion of the Tenant’s Buildout, setting forth those faults, defects and omissions in the Tenant’s Buildout, which are in the nature of minor or cosmetic faults, defects and omissions.

4

48
"Regular Business Hours" means 8:00 A.M. to 6:00 P.M., Monday through Friday, except on Legal Holidays.

49
"Re-Leasing Damages" is defined in subsection 23.3 of this Agreement.

50
"Renewal Term" means, at the time of reference, any portion of the Term, other than the Initial Term, as to which the Tenant has properly exercised an Option to Renew.

51
"Rent" means Basic Rent and Additional Rent.

52
“Rent Commencement Date” is defined in section 4 of this Agreement.

53
“Rent Concession Period” is defined in section 4 of this Agreement.

54
“Right to Lease Additional Space” is defined in section 44 of this Agreement.

55
“Right of First Offer Space” is defined in Section 44 of this Agreement.

56
"Security Deposit" is designated in section 29 of this Agreement.

57
“Supplemental Contribution” is defined in Section 5 of this Agreement.

58
“Substantial Completion” means that (i) the Tenant’s Buildout shall have been substantially completed, subject only to the completion or correction of Punchlist items, and (ii) a certificate of occupancy for the Tenant’s Buildout shall have been issued by the Municipality.

59
“Substantial Completion Date” means the date that Substantial Completion of the Tenant’s Buildout shall have been achieved, adjusted to an earlier date to compensate the Landlord for the cumulative number of days of delay attributable to Tenant Delay.

60
“Systems” means the building standard elevator, heating, ventilation and air conditioning, electrical, plumbing and fire alarm and suppression systems installed in the Building.

"Taxes" means, in any calendar year, the aggregate amount of real property taxes, assessments and sewer rents, rates and charges, state and local taxes, transit taxes and every other governmental charge, whether general or special, ordinary or extraordinary (except corporate franchise taxes and taxes imposed on, or computed as a function of, net income or net profits from all sources and except taxes charged, assessed or levied exclusively on the Leased Premises or arising exclusively from the Tenant's occupancy of the Leased Premises) charged, assessed or levied by any taxing authority with respect to the Property, the Building, the Common Facilities and any other improvements on the Property and an allocable portion of Taxes with respect to other portions of the Carnegie Center Complex, less any refunds or rebates (net of reasonable actual third party expenses incurred in obtaining any such refunds or rebates) of Taxes actually received by the Landlord during such calendar year with respect to any period during the Term for the benefit of the Tenant, tenants of Other Leased Premises and the Landlord. If during the Term there shall be a change in the means or methods of taxing real property generally in effect at the beginning of the Term and another type of tax or method of taxation should be substituted in whole or in part for, or in lieu of, Taxes, the amounts calculated under such other types of tax or by such other methods of taxation shall also be deemed to be Taxes. Until such time as the actual amount of Taxes for any calendar year becomes known, the amount thereof shall be the Landlord's estimate of Taxes for that calendar year.

5

"Tenant" means the person so designated at the beginning of this Agreement.

“Tenant Delay” means any period of delay encountered by the Landlord or its general contractor selected to perform the Tenant’s Buildout in achieving Substantial Completion of the Tenant’s Buildout or the issuance of the Municipality’s building permits, that is attributable to the following (in each instance, beyond the time periods granted to Tenant in this Agreement for such action): (i) if the Tenant elects to have the Landlord’s architect prepare the Tenant Plan for the Tenant’s Buildout, (a) the failure of the Tenant to deliver the Final and Complete Space Plan, or (b) any changes made by or at the request of the Tenant to the Final and Complete Space Plan or the Tenant Plan; (c) any design error or omission in the Tenant Plan; (ii) the failure of the Tenant to select the colors of the paint to be applied and the flooring to be installed as part of the Tenant’s Buildout from the Landlord's samples in accordance with Section 5, (iii) any labor dispute or disharmonious labor relations with the Landlord’s general contractor, any of its subcontractors or any of their sub-subcontractors (of any tier) involving any direct contractor or other agent of the Tenant or any of its subcontractors or any of their sub-subcontractors (of any tier) when performing any preparation of the Initial Leased Premises; (iv) any work performed by or for the Tenant (other than the Tenant's Buildout), or any delay in the commencement or performance or completion of any such work, which impedes the orderly coordination, sequence and progress of the Tenant's Buildout; (v) any flaw or other deficiency in any work performed by any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier); (vi) any failure of any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier) to properly connect and interface with the Tenant's Buildout including, without limiting the generality of, the foregoing, the installation of the Tenant’s telecommunications and computer cabling and equipment, partitions, furniture and fixtures and other installations not included in the Tenant's Buildout; (vii) any delay in the Tenant's Buildout encountered as a result of attempting to integrate work of the Tenant's direct contractors with the Tenant's Buildout; (viii) any suspension or stoppage of the Tenant's Buildout at the request or instance of the Tenant or any of its agents; (ix) the lack of completion or the lack of satisfactory completion of any work performed by any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier) at any time when the Tenant's Buildout (or any portion thereof) is ready for any inspection or test required by the Municipality regarding the Tenant's Buildout; (x) the existence of any long lead time items in the Tenant’s Buildout of which the Landlord or the Landlord’s architect shall have advised the Tenant or its construction manager in writing prior to the commencement of the construction of the Tenant’s Buildout and which the Tenant elects to retain in the Tenant’s Buildout; (xi) any delay in the issuance of the Municipality’s Certificate of Occupancy as a result of any alterations, improvements or other modifications made by or on behalf of the Tenant in the Leased Premises (which shall be limited to the installation of voice and data cabling and wiring) other than the Tenant’s Buildout; (xii) the request by the Tenant for materials, finishes or installations other than Building Standard that is not in the Tenant Plan; and (xiii) any other delay caused by the Tenant or its design professionals, engineers, direct contractors, employees or other agents of which the Landlord shall have advised the Tenant or its construction manager which is not cured within 1 business day. All simultaneous Tenant Delays shall be deemed to run concurrently and not consecutive, and shall not be double counted. A delay arising out of a Force Majeure event or circumstance shall not be deemed a Tenant Delay.

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"Tenant Electric Charges" means Electric Charges attributable to the Tenant's use of electricity in the Leased Premises for purposes other than heating, ventilation and air conditioning provided to the Leased Premises by the Landlord in accordance with subsection 8.2.3 of this Agreement.

"Tenant Party" or "Tenant Parties" means the Tenant, any Affiliate of the Tenant, any permitted subtenant or any other permitted occupant of the Leased Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

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"Tenant Plan" means construction drawings and related construction specifications regarding the build-out of the Leased Premises (with any construction drawings in a reproducible diazo sepia mylar form) including, without limiting the generality of the foregoing, the information called for by the Building Description attached hereto as Exhibit C, signed and sealed by a New Jersey-licensed architect, and also furnished on AutoCad, complying in all respects with all applicable building and fire codes and regulations and insurance underwriting standards in effect and, to the extent they are not inconsistent with this Agreement, with the Landlord’s tenant construction specifications in effect and in sufficient detail to permit the Municipality to issue any required building permits and to permit skilled contractors to supply and perform the work called for therein.

"Tenant's Property” is defined in subsection 14.2 of this Agreement.

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"Tenant's Share" of any amount means [***]%.

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"Term" means the Initial Term plus, at the time of reference, any Renewal Terms.

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"Termination Damages" is defined in subsection 23.2 of this Agreement.

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“Transaction Costs" means, in the context of leasing, releasing, assigning or subletting Leased Space, all reasonable expenses of concluding the transaction with the lessee, assignee or sublessee including, without limitation, any reasonable brokerage commission and any reasonable expense incurred in preparing the subject leased space for the lessee, assignee or sublessee.

“Utilities Expenses” means Electric Charges (other than Tenant Electric Charges) and all charges for any other fuel that may be used in providing electricity and services powered by electricity that the Landlord provides in accordance with section 8 of this Agreement to the Building, the Leased Premises, Other Leased Premises, the Common Facilities and the Property, including sales and excise taxes and the like.

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EXHIBIT F

JANITORIAL SERVICES DESCRIPTION

[***]

1

EXHIBIT G-1

ADDITIONAL INSUREDS

[***]

1

EXHIBIT G-2

[***]

1

EXHIBIT G-3

[***]

1

EXHIBIT H

SPACE PLAN

[***]

EXHIBIT I

Capital Expenditure – Useful Life Schedule

[***]